UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a 11 (c) or Section 240.14a 12

INTEVAC, INC.

(Exact Name of Registrant as Specified in its Charter)

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April 30, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Intevac, Inc., a Delaware corporation, which will be held Thursday June 4, 2015 at 3:00 p.m., pacific daylight time, at our principal executive offices located at 3560 Bassett Street, Santa Clara, California 95054. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about April 30, 2015.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2014 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Intevac. We look forward to seeing you at the Annual Meeting. Please notify Wendy Mignosa at (408) 496-2242 if you plan to attend.

Sincerely yours,

Wendell Blonigan

President and Chief Executive Officer

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, June 4, 2015 at 3:00 p.m., Pacific daylight time.

Place:	Intevac’s principal executive offices, located at: 3560 Bassett Street, Santa Clara, California 95054.

Items of Business:	(1) To elect eight directors to serve for the ensuing year or until their respective successors are duly elected and qualified.

(2) To approve an amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 300,000 shares.

(3) To ratify the appointment of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending January 2, 2016.

(4) To transact such other business as may properly come before the Annual Meeting or any postponement, adjournment or other delay thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on April 15, 2015.

Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors,

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer,

Treasurer and Secretary

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are being distributed on or about April 30, 2015

Page
Questions and Answers About Procedural Matters	1
Annual Meeting	1
Stock Ownership	1
Quorum and Voting	2
Stockholder Proposals and Director Nominations	5
Additional Information about the Proxy Materials	6
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON JUNE 4, 2015	7
Proposal One — Election of Directors	8
Majority Voting Standard	8
Nominees	8
Business Experience and Qualifications of Nominees for Election as Directors	9
Proposal Two — Approval of an Amendment to the Intevac 2003 Employee Stock Purchase Plan to Increase the Number of Shares Reserved Thereunder by 300,000 Shares	12
Summary of the 2003 Employee Stock Purchase Plan	12
Certain Federal Income Tax Information	14
Amendment and Termination of the Plan	15
Purchase Plan Transactions for Certain Individuals and Groups	15
Proposal Three — Ratification of Independent Public Accountants	16
Principal Accountant Fees and Services	16
Pre-Approval of Audit and Permissible Non-Audit Services	16
Corporate Governance Matters	17
Code of Business Conduct and Ethics	17
Independence of the Board	17
Board Meetings and Committees	17
Attendance at Annual Stockholder Meetings by the Board	19
Contacting the Board	22
Executive Compensation and Related Information	23
Compensation Discussion and Analysis	23
Compensation Committee Report	35
2014 Summary Compensation Table	36
Grants of Plan-Based Awards in 2014	37
Outstanding Equity Awards at 2014 Fiscal Year-End	38
Option Exercises and Stock Vested in 2014	39
Potential Payments upon Termination or Change of Control	39
Compensation of Directors	42
Equity Compensation Plan Information	44
Security Ownership of Certain Beneficial Owners and Management	45
Certain Relationships and Related Party Transactions	46
Section 16(a) Beneficial Ownership Reporting Compliance	46
Audit Committee Report	47
Other Business	48

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:

The Board of Directors (the “Board”) of Intevac, Inc. (“we,” “us,” “Intevac” or the “Company”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Thursday, June 4, 2015 at 3:00 p.m., Pacific daylight time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 30, 2015.

Q:	Where is the Annual Meeting?

A:	The Annual Meeting will be held at Intevac’s principal executive offices, located at 3560 Bassett Street, Santa Clara, California 95054. The telephone number at that location is 408-986-9888.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of April 15, 2015. You should bring photo identification for entrance to the Annual Meeting and proof of your holdings. The meeting will begin promptly at 3:00 p.m., Pacific daylight time.

Stock Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Stockholders of record — If your shares are registered directly in your name with Intevac’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Intevac, and we will have a list of all such shareholders at the meeting site.

Beneficial owners — Many Intevac stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” In this case the proxy materials will have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and if you do not do so then most of the proposals will not receive the benefit of your vote. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote those shares at the Annual Meeting.

Quorum and Voting

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:

The presence of the holders of a majority of the shares of Intevac’s common stock, par value $0.001 per share (the “Common Stock”) entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote on a proposal occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q: Who is entitled to vote at the Annual Meeting?

A:

Holders of record of Intevac’s Common Stock at the close of business on April 15, 2015 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

At the Record Date, we had 22,976,764 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 94 stockholders of record. We believe that approximately 2,200 beneficial owners hold shares through brokers, fiduciaries and nominees. No shares of Intevac’s preferred stock were outstanding.

Q:	What shares may I vote?

A:

You may vote all of the Intevac shares owned by you as of the close of business on the Record Date. Each stockholder is entitled to one vote for each share held as of the Record Date on all matters presented at the Annual Meeting. Stockholders are not entitled to cumulate their votes in the election of directors.

Q:	How many directors may I vote for?

A:	Stockholders may vote for up to eight nominees for director. The Board recommends that you vote “FOR” all eight of the Board’s nominees for director.

Q:	How can I vote my shares in person at the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail — Stockholders of record of Intevac Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Intevac stockholders who hold shares beneficially in street name may vote by mail by following the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet — Stockholders of record of Intevac Common Stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Wednesday June 3, 2015. Most Intevac stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for Internet voting availability.

By telephone — Stockholders of record of Intevac Common Stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Wednesday June 3, 2015. Most Intevac stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Please check the voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1)	The election of eight directors to serve for the ensuing year or until their respective successors are duly elected and qualified;

(2)	An amendment to the Intevac 2003 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder by 300,000 shares; and

(3)	The ratification of the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending January 2, 2016.

Q:	What is the voting requirement to approve each of the proposals?

A:

Election of Directors (Proposal One): Under our Bylaws and our corporate governance guidelines, each director must be elected by the affirmative vote of a majority of votes represented and voting at the Annual Meeting, or “votes cast”, in an uncontested election. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee in an uncontested election. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the eight nominees for election as director. Abstentions and, if applicable, broker non-votes, are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results and will not affect the outcome of the election. The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In an uncontested election, if an incumbent director does not receive a majority of votes cast “FOR” his or her election, the Nominating and Governance Committee is then required to make a recommendation to the Board as to whether it should accept such resignation. Thereafter, the Board is required to decide whether to accept such resignation. In contested elections, the required vote would be a plurality of votes cast. Nominees elected as directors of Intevac shall serve for a term of one year or until their respective successors have been duly elected and qualified.

Approval of an amendment to Intevac’s 2003 Employee Stock Purchase Plan (Proposal Two): requires the affirmative vote of holders of a majority of the shares of Common Stock present or represented by proxy at the meeting and entitled to vote on the proposal.

Ratification of Grant Thornton LLP (Proposal Three): With respect to Proposal Three, stockholder ratification of the selection of Grant Thornton LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements. However, the Board is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its stockholders.

Q:	What effect do withhold votes, abstentions and broker non-votes have on the proposals?

A:

The broker or other nominee will be entitled to vote shares held for a beneficial owner on the ratification of the appointment of Grant Thornton LLP as Intevac’s independent auditor for Fiscal 2015 without instructions from the beneficial owner of those shares. A broker or other nominee will not be entitled to vote shares held for a beneficial owner on non-routine proposals, which include the election of directors (Proposal One) and the approval of an amendment to Intevac’s 2003 Employee Stock Purchase Plan (Proposal Two). Consequently, you do not submit any voting instructions to your broker or other nominee, your broker or other nominee may exercise its discretion to vote your shares on Proposal Three to ratify the appointment of Grant Thornton LLP. If your shares are voted on Proposal Three as directed by your broker or other nominee, your shares will constitute “broker non-votes” on each of the non-routine proposals and will not be counted in determining the number of shares necessary for approval of the non-routine proposals. If you are a beneficial owner and want your vote to count on the non-routine proposals, it is critical that you instruct your broker or other nominee how to vote your shares.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that you vote your shares:

•	“FOR” the election of all of the nominees as director listed in Proposal One; and

•	“FOR” the adoption of the amendment to add an additional 300,000 shares to the Intevac 2003 Employee Stock Purchase Plan; and

•	“FOR” the proposal to ratify the selection of Grant Thornton LLP as Intevac’s independent public accountants for the fiscal year ending January 2, 2016.

Q:	If I sign a proxy, how will it be voted?

A:

All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. Assuming there is no contested election and if no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intevac does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Intevac’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Intevac’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Intevac’s Secretary or should be sent so as to be delivered to Intevac’s principal executive offices in a timely fashion, Attention: Secretary.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

Intevac will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Intevac may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Intevac may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Intevac may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	How do I attend the Annual Meeting?

A:

Attendance at the Annual meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present a valid picture identification, such as a driver’s license or passport. Stockholders holding shares of Common Stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact the Company at 1-408-986-9888 for directions to the Annual Meeting.

If you are a stockholder of record as of the Record Date, you may vote your shares of Common Stock in person by ballot at the Annual Meeting. If you hold your shares of Common Stock through a bank or broker, you will not be able to vote in person by ballot at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from you bank or broker and present it at the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K within four business days after the Annual Meeting.

Stockholder Proposals and Director Nominations

Q:	What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Intevac’s proxy materials — Stockholders may present proper proposals for inclusion in Intevac’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Intevac’s Secretary in a timely manner. Assuming a mailing date of April 30, 2015, for this proxy statement, in order to be included in the proxy statement for the 2016 annual meeting of stockholders, stockholder proposals must be received by Intevac’s Secretary no later than January 2, 2016, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, Intevac’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board, (2) the Nominating and Governance Committee or (3) any stockholder entitled to vote who has delivered written notice to Intevac’s Secretary no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Intevac’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Intevac no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Intevac first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, assuming a mailing date of April 30, 2015, for this proxy statement the Notice Deadline for the 2016 annual meeting of stockholders is January 2, 2016.

If a stockholder who has notified Intevac of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Intevac need not present the proposal for a vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Intevac. All notices of proposals by stockholders, whether or not to be included in Intevac’s proxy materials, should be sent to Intevac’s principal executive offices, Attention: Secretary.

Additional Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Intevac proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2014 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the proxy materials and 2014 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2014 Annual Report may request to receive a separate copy of the proxy materials and 2014 Annual Report by calling 408-986-9888 or by writing to Investor Relations at Intevac’s principal executive offices. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2014 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Intevac’s principal executive offices?

A:	Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054.

Any written requests for additional information, additional copies of the proxy materials and 2014 Annual Report, notices of stockholder proposals, recommendations of candidates to the Board, communications to the Board or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON JUNE 4, 2015.

The proxy statement and the 2014 Annual Report are available at www.intevac.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, eight directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for any such director is elected and qualified, or until the death, resignation or removal of such director.

It is intended that the proxies will be voted for the eight nominees named below unless authority to vote for any such nominee is withheld. Seven nominees are currently directors of Intevac. Except for Mr. Benham, each of the nominees was elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board to fill the vacancy. The proxies solicited by this Proxy Statement may not be voted for more than eight nominees.

Majority Voting Standard

Under Intevac’s Bylaws, in order to be elected, a nominee must receive the votes of a majority of the votes cast with respect to such nominee in uncontested elections (which is the case for the election of directors at the 2015 Annual Meeting), which means the number of votes “for” a nominee must exceed the number of votes “against” that nominee. Abstentions are not counted as votes cast. If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our corporate governance guidelines.

In accordance with our Bylaws and our corporate governance guidelines, the Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

If an incumbent director fails to receive the required vote for reelection, then the Nominating and Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken, and the Board will publicly disclose its decision as to whether to accept or reject the offered resignation.

Any director whose resignation is under consideration shall abstain from participating in any decision of the Nominating and Governance Committee or the Board itself regarding that resignation.

Nominees

Set forth below is information regarding the nominees to the Board.

Name of Nominee	Position(s) with Intevac	Age
Norman H. Pond	Chairman of the Board	76
Wendell T. Blonigan	President and Chief Executive Officer (“CEO”)	53
James D. Benham	Nominee	68
Matthew A. Drapkin	Director	42
David S. Dury	Director	66
Mark T. Giles	Director	59
Thomas M. Rohrs	Director	64
John F. Schaefer	Director	72

The Board of Directors unanimously recommends a vote “FOR” all the nominees listed above.

Business Experience and Qualifications of Nominees for Election as Directors

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, financial management and operations. Set forth below are the conclusions reached by the Board with regard to each of its directors.

As described elsewhere in this proxy under the heading “Policy Regarding Board Nominees”, the Company believes that Board members should possess a balance of knowledge, experience and capability, and considers the following issues: the current size and composition of the Board and the needs of the Board and the respective committees of the Board, such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, the relevance of the candidate’s skills and experience to the business, and such other factors as the Nominating and Governance Committee may consider appropriate. In addition to fulfilling the above criteria, 6 of the 8 directors named above are considered independent under the applicable Nasdaq rules.

Mr. Pond a founder of Intevac and has served as Chairman of the Board since February 1991. Mr. Pond served as CEO from November 2012 until July 2013. Mr. Pond also served as President and CEO from September 2001 through January 2002 and from February 1991 until July 2000. Prior to founding Intevac, Mr. Pond served as the President of Varian Associates and previously was a Group Executive at Teledyne. Mr. Pond previously served on the Boards of Varian Associates and Ebara Technology. Mr. Pond holds a BS in physics from the Missouri Institute of Science and Technology and an MS in physics from the University of California at Los Angeles. The Board believes Mr. Pond’s qualifications to sit on our Board include his years of experience in the hard disk drive, semiconductor, communication and defense industries, including as our Chairman for 24 years and as our President and CEO for 11 years and prior executive management experience.

Mr. Blonigan joined Intevac in July 2013 as President and CEO. Prior to joining Intevac, Mr. Blonigan co-founded Orbotech LT Solar in 2009 and served as the company’s CEO until 2013. From 2006 until 2009, he was the Chief Operating Officer at Photon Dynamics. In 1991, Mr. Blonigan joined Applied Materials’ AKT display subsidiary. During his tenure at AKT, he held various positions. In 2003, he was appointed President and served in this role until 2006; from 1999 through 2003 he was Vice President, and prior to that time he was Director of Engineering and New Product Development. Mr. Blonigan holds a BS in electronic engineering technology from DeVry University Missouri Institute of Technology. The Board believes Mr. Blonigan’s qualifications to sit on our Board include his years of executive experience for a large multinational company in the high technology display and solar industries, including as our CEO, his strong leadership abilities, management skills and technical expertise.

Mr. Benham retired in March of 2013, after 46 years in Defense Electronics. He is now a Technical and Marketing Consultant to the Night Vision and Microwave Industries and serves as a Director of Richardson Electronics Ltd. From 2011 until his retirement, Mr. Benham served as the President of L-3 Communication Holdings’ Narda West Division. From 1995 through 2011, he served as President of the Electron Devices Division of L-3 Communications Holdings, previously Litton Industries. He served as Vice President and General Manager of Electro-Optical Sensors, a subsidiary of Intevac Industries, from 1991 to 1995. From 1980 to 1991, he also worked at Varian Associates’ Electro-Optical Sensors Division, advancing through several positions from methods and processing engineering manager to Vice President and General Manager in 1988. Mr. Benham received his BS in Chemistry from the State University of New York and a Masters in Industrial Administration from Lynchburg College in Lynchburg, Virginia. He has also completed executive development programs at The Wharton School of the University of Pennsylvania, Harvard Business School and Stanford University. Additionally, Mr. Benham holds a patent in the night vision field. The Board believes Mr. Benham’s qualifications to sit on our Board include his experience as a CEO of a photonics company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the defense electronics industry.

Mr. Drapkin was appointed as a director of Intevac in December 2013. Mr. Drapkin is a founding partner of Becker Drapkin Management, a Dallas-based investment firm. Before joining Becker Drapkin in December 2009, Mr. Drapkin served as head of research, special situations, and private equity at ENSO Capital, a New York-based hedge fund. From 2003 to 2008, Mr. Drapkin worked at MacAndrews & Forbes, participating in more than $3 billion of transactions, including Scientific Games, Deluxe Entertainment Services, AM General, and Scantron. Prior to MacAndrews, Mr. Drapkin served as general manager of two of Conde Nast publication’s wholly-owned Internet sites, Epicurious.com and Concierge.com, and headed Conde Nast’s internet venture investment effort. Mr. Drapkin started his career at Goldman, Sachs and Co.; he received a Princeton University AB, 1994; Columbia University JD/MBA, 1998. Mr. Drapkin serves on the Board of Comverse. Mr. Drapkin previously served on the Boards of Ruby Tuesday (Chairman), Plato Learning, Alloy, Glu Mobile, and Hot Topic. (Lead Independent Director). The Board believes Mr. Drapkin’s qualifications to sit on our Board include his executive experience through management of a small-cap investment fund and his extensive financial experience in both public and private companies. His background and insights provide our Board with valuable expertise in corporate finance, strategic planning, and capital and credit markets.

Mr. Dury has served as a director of Intevac since July 2002. Mr. Dury served as a co-founder of Mentor Capital Group, a venture capital firm from July 2000 until his retirement in May 2009. From 1996 to 2000, Mr. Dury served as Senior Vice President and Chief Financial Officer of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University. The Board believes Mr. Dury’s qualifications to sit on our Board include his executive experience as a partner in a venture capital firm, his experience with financial accounting matters as a previous CFO, as well as his operational, management and corporate governance expertise working on other companies’ boards of directors.

Mr. Giles was appointed as a director of Intevac in May 2014. Mr. Giles was the President and CEO of Gerber Scientific, a manufacturer that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries, from 2001 until February 2012, and provided transitional executive services to Gerber Scientific through his retirement on December 31, 2012. Mr. Giles previously served as Senior Vice President and President of Gerber Technology, a subsidiary of Gerber Scientific. Prior to joining Gerber Technology, Mr. Giles served in several senior positions in business unit management, strategy development, mergers and acquisitions and sales and marketing management with FMC, a manufacturer of machinery and chemicals. Mr. Giles has served as a director of Checkpoint Systems, a global leader in merchandise availability solutions for the retail industry, since March 2013, where he also serves as a member of the Audit Committee; Lydall, which produces specialty engineered products, since April 2008, where he also serves as a member of their Compensation Committee and Corporate Governance Committee; and Gerber Scientific since 2001. Based on Mr. Giles’s experience leading companies through strategic shifts and operational changes, his strengths in strategic planning, operations, business development, and his knowledge of directorial and public company governance matters from his years of service on the boards of numerous enterprises, the Board believes he is well-qualified to serve as a director of the Company.

Mr. Rohrs was appointed as a director of Intevac in October 2010. Mr. Rohrs has held executive positions at leading Silicon Valley technology companies. Mr. Rohrs currently serves as the CEO of Ichor Systems. Mr. Rohrs was the CEO of Skyline Solar from 2010 through 2013, the CEO of Electroglas from 2006 through 2009, Senior Vice President of Global Operations for Applied Materials from 1997 through 2002 and Vice President of Worldwide Operations for Silicon Graphics from 1992 through 1997. Mr. Rohrs currently serves as Chairman of the Board of Ichor Systems and Vignani Technologies and as a member of the Board of Directors of Advanced Energy and was a director of Magma Design Automation from 2003 to 2012. He received an MBA from Harvard Business School and a BS in mechanical engineering from the University of Notre Dame. The

Board believes Mr. Rohrs’ qualifications to sit on our Board include his experience as a CEO of a solar photovoltaic manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the semiconductor and electronics industries.

Mr. Schaefer was appointed as a director of Intevac in July 2010. Mr. Schaefer served as the Chairman and CEO of Phase Metrics from 1994 through 2001, President, Chief Operating Officer and Director of McGaw from 1992 to 1994, President, CEO and Director of Levolor Corporation from 1989 to 1992, and Corporate Officer and Director of Baker Hughes Incorporated from 1974 to 1988. Mr. Schaefer also served as a Staff Assistant to the President of the United States between 1971 and 1974. Mr. Schaefer served on the Board of Directors of Websense from 2001 to 2013. He received a BS in engineering from the United States Naval Academy and an MBA from Harvard Business School. The Board believes Mr. Schaefer’s qualifications to sit on our Board include his experience as a CEO of a manufacturing company, his operational, management and corporate governance expertise working on other companies’ boards of directors and his years of experience in the hard disk drive and oil and gas capital equipment industries.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT TO THE INTEVAC 2003 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES RESERVED THEREUNDER BY 300,000 SHARES

The Intevac 2003 Employee Stock Purchase Plan (the “2003 ESPP”) was originally adopted by our Board and approved by our stockholders in 2003, and was last approved by our stockholders in 2014. Employees have participated in the 2003 ESPP or its predecessor plan, the 1995 Employee Stock Purchase Plan, since 1995. We are asking our stockholders to approve an amendment to the 2003 ESPP to increase the number of shares of our Common Stock that may be issued under the 2003 ESPP by 300,000 shares. We expect that this increase to the number of shares available for issuance under 2003 ESPP to be sufficient to meet the plan’s needs for at least another year.

The 2003 ESPP provides us an important incentive tool for our employees and helps us to attract, retain and motivate our employees whose skills and performance are critical to our success. We strongly believe that the 2003 ESPP is essential for us to compete for talent in the labor markets in which we operate and our Board has determined that it is in our best interests and the best interests of our stockholders to make an additional 300,000 shares of our Common Stock available for purchase under the 2003 ESPP. As such, the Board has put forth for approval of our stockholders an amendment to the 2003 ESPP to increase the number of shares reserved thereunder by 300,000 shares of our Common Stock. If our stockholders approve this Proposal Two, the aggregate number of shares available for issuance under the 2003 ESPP since its inception will be 3,258,000, and the total number of shares of Common Stock that remain available to be issued in the future under such plan will be approximately 499,199 shares. The requested increase represents approximately 1.3% of the outstanding shares of our Common Stock as of March 31, 2015, and the total number of shares available for issuance under the 2003 ESPP since its inception would be approximately 2.2% of the outstanding shares of our Common Stock as of March 31, 2015. The Board of Directors unanimously recommends a vote “FOR” the amendment to the 2003 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares.

Summary of the 2003 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the 2003 ESPP and its operation. The following summary is qualified in its entirety by reference to the 2003 ESPP as set forth in Appendix A.

General

The 2003 ESPP was originally adopted by our Board in January 2003 and approved by our stockholders in May 2003. The purpose of the 2003 ESPP is to provide employees with an opportunity to purchase our Common Stock through payroll deductions.

Administration

Our Board or a committee appointed by the Board administers the 2003 ESPP. All questions of construction, interpretation or application of the 2003 ESPP are determined by the Board or the committee, and its decisions are final, conclusive and binding upon all participants.

Eligibility

Each of our employees, or the employees of our designated subsidiaries, whose customary employment is for at least twenty hours per week and more than five months per calendar year is eligible to participate in the 2003 ESPP; except that no employee may be granted a purchase right under the 2003 ESPP (i) to the extent that, immediately after the grant, such employee (or any person whose stock would be attributable to such employee)

would own our stock or the stock of our parent corporation or any of our subsidiaries and/or hold outstanding options to purchase stock possessing 5% or more of the total voting power or total value of all classes of our stock or our parent corporation or any of our subsidiaries, or (ii) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans or those of our parent corporation or any of our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such purchase right is granted) for each calendar year. As of March 31, 2015, approximately 235 employees were eligible to participate in the 2003 ESPP. Eligible employees have the opportunity to elect to participate in the 2003 ESPP approximately twice per year.

Offering Period

Shares of our Common Stock are offered for purchase under the 2003 ESPP through a series of successive offering periods, each with a maximum duration of approximately twenty-four (24) months. Each offering period is of a duration determined by the plan administrator prior to the start date and is comprised of a series of one or more successive purchase intervals. Purchase intervals within each offering period last approximately six (6) months and run from the first trading day in February to the last trading day in July each year and from the first trading day in August each year to the last trading day in January of the following year. Should the fair market value of our Common Stock on any semi-annual purchase date within an offering period be less than the fair market value per share on the start date of that offering period, then that offering period automatically terminates immediately after the purchase of shares on such purchase date, and a new offering period commences on the next trading day following the purchase date. The plan administrator may shorten the duration of such new offering period within five (5) business days following the start date of such new offering period.

Purchase Price

The purchase price of our Common Stock acquired under the 2003 ESPP is equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of our Common Stock on the first day of the offering period or on the participant’s entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. The fair market value of our Common Stock on any relevant date will be the closing sales price per share as reported on the Nasdaq National Market (or the closing bid, if no sales were reported), or the mean of the closing bid and asked prices if our Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, as quoted on such exchange or reported in the Wall Street Journal.

Payment of Purchase Price; Payroll Deductions

Each participant’s purchase price of the shares is accumulated by payroll deductions throughout each purchase interval. A participant may elect to have up to 15% of his or her eligible compensation deducted each payroll period. The number of shares of our Common Stock a participant may purchase in each purchase interval during an offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during that purchase interval by the purchase price; provided, however, that a participant may not purchase more than 2,500 shares each purchase interval.

Withdrawal

Generally, a participant may withdraw from an offering period at any time by written notice without affecting his or her eligibility to participate in future offering periods. However, once a participant withdraws from a particular offering period, that participant may not participate again in the same purchase interval and, unless he or she re-enters the 2003 ESPP at a semi-annual entry date in accordance with the terms of the 2003 ESPP may not participate in the same offering period. To participate again in the 2003 ESPP, the participant must deliver to us a new subscription agreement in accordance with the terms of the 2003 ESPP.

Termination of Employment

Upon termination of a participant’s employment for any reason, including disability or death, his or her participation in the 2003 ESPP will immediately cease. The payroll deductions credited to the participant’s account, but not used to make a purchase will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided pursuant to the 2003 ESPP.

Adjustments; Merger or Change in Control

In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the company or other change in our capital structure, appropriate adjustments will be made in the number and class of shares available for purchase under the 2003 ESPP (including per person purchase interval limitations) and the purchase price and number of shares covered by each purchase right under the 2003 ESPP as determined by the plan administrator in its sole discretion.

In the event of any merger of the Company with or into another corporation or “change of control,” as defined in the 2003 ESPP, the successor corporation or a parent or subsidiary of such successor corporation shall assume or substitute an equivalent purchase right for each outstanding purchase right. In the event the successor corporation refuses to do so, the purchase interval then in progress shall be shortened by setting a new purchase date before the merger or change of control, and the current purchase interval and offering period shall end on the new purchase date. The plan administrator shall notify each participant of the new purchase date at least 10 business days prior to such date, and the participant’s purchase right shall be exercised on such new purchase date, unless the participant withdraws prior to such date.

Certain Federal Income Tax Information

The following brief summary of the effect of U.S. federal income taxation upon the participant and Intevac with respect to the shares purchased under the 2003 ESPP does not purport to be complete, and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

The 2003 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the 2003 ESPP are sold or otherwise disposed of. Upon the sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than (1) two years from the first day of the applicable offering period (or, if later, the first day the participant entered the offering period) and (2) one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day the participant entered the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase.

Intevac generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Amendment and Termination of the Plan

Our Board or the committee administering the 2003 ESPP may at any time terminate or amend the 2003 ESPP. No amendment shall be effective unless it is approved by the stockholders, if such amendment would require stockholder approval in order to comply with Section 423 of the Internal Revenue Code or other applicable law or stock exchange rule.

Purchase Plan Transactions for Certain Individuals and Groups

Given that the number of shares that may be purchased under the 2003 ESPP is determined, in part, by our Common Stock’s value on the enrollment date of each participant and the last day of the purchase interval and given that participation in the 2003 ESPP is voluntary on the part of employees, the actual number of shares that may be purchased by an individual under the 2003 ESPP is not determinable.

The table below shows, as to each of Intevac’s Named Executive Officers (“NEOs”) included in the 2014 Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the 2003 ESPP during the last fiscal year, together with the weighted average purchase price paid per share.

Name and Position or Group	Number of Purchased Shares	Weighted Average Purchase Price
Wendell Blonigan, President and CEO	—	N/A
James Moniz, Executive Vice President and Chief Financial Officer	—	N/A
Charles Eddy, Interim Chief Financial Officer	—	N/A
Jeffrey Andreson, Former Executive Vice President and Chief Financial Officer	5,000	$3.57
Andres Brugal, Executive Vice President and General Manager, Photonics	5,000	$3.57
Jay Cho, Executive Vice President and General Manager, Thin Film Equipment	1,593	$5.39
Christopher Smith, Vice President Business Management	4,704	$3.57
Non-employee directors, as a group	—	N/A
All executive officers, as a group	23,386	$3.69
All employees who are not executive officers, as a group	420,374	$3.63

Required Vote

The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting (provided that that vote also constitutes the affirmative vote of a majority of the required quorum) will be required for approval of the amendment to add an additional 300,000 shares of Common Stock to the 2003 ESPP.

Summary

We believe strongly that approval of the amendment to the 2003 ESPP is essential to our continued success. Awards such as those provided under the 2003 ESPP constitute an important incentive for our employees and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable assets. We strongly believe that the 2003 ESPP is essential for us to compete for talent in the labor markets in which we operate.

PROPOSAL THREE

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected Grant Thornton LLP as our independent public accountants for the fiscal year ending January 2, 2016. Grant Thornton LLP began auditing our financial statements in 2000. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” ratification of the selection of Grant Thornton LLP as Intevac’s independent registered public accounting firm for the fiscal year ending January 2, 2016.

Principal Accountant Fees and Services

The following table presents fees billed for professional audit services and other services rendered to us by Grant Thornton LLP for the fiscal years ended January 3, 2015 and December 31, 2013.

	2014	2013
Audit Fees(1)	$1,115,374	$1,121,509
Audit-Related Fees(2)	—	—
Tax Fees(3)	1,693	1,686
All Other Fees(4)	—	—

Total Fees	$1,117,067	$1,123,195

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. In addition, audit fees include those fees related to Grant Thornton’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of the interim consolidated financial statements.

(2)

Audit related fees consist of assurance and related services provided by Grant Thornton LLP that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees”. There were no services provided under this category in fiscal 2014 or fiscal 2013.

(3)	Tax fees consist of fees billed for tax compliance, consultation and planning services.
(4)	All other fees consist of fees for other corporate related services. There were no services provided under this category in fiscal 2014 or fiscal 2013.

In making its recommendation to ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending January 2, 2016, the Audit Committee has considered whether services other than audit and audit-related services provided by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP and has determined that such services are compatible.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with Grant Thornton LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and tax compliance services. Fees billed by Grant Thornton LLP are reviewed and approved by the Audit Committee on a quarterly basis.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Director Code of Ethics that applies to all of our directors. You can find both our Code of Business Conduct and Ethics and our Director Code of Ethics on our website at www.intevac.com. We post any amendments to the Code of Business Conduct and Ethics and the Director Code of Ethics, as well as any waivers, which are required to be disclosed by the rules of either the SEC or Nasdaq on our website.

Independence of the Board

The Board has determined that, with the exception of Mr. Pond and Mr. Blonigan, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq.

Board Meetings and Committees

During 2014, the Board held a total of 5 meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. All members of the Board during fiscal 2014 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board and the committees). The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Mr. Dury (chairman), Mr. Giles, Mr. Rohrs and Dr. Yang, each of whom is “independent” as such term is defined for audit committee members by the Nasdaq listing standards. Subsequent to the annual meeting, it is intended that the Audit Committee will consist of Mr. Dury (chairman), Mr. Giles and Mr. Rohrs. The Board has determined that each member of the committee is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee met 8 times during 2014.

The Audit Committee is responsible for:

•	Overseeing our accounting and financial reporting processes and audits of our financial statements;

•

Assisting the Board in overseeing and monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements related to financial affairs and reporting, (iii) our independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls;

•	Preparing the report that the rules of the SEC require be included in this proxy statement;

•	Periodically providing the Board with the results of its monitoring and recommendations derived therefrom; and

•	Providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board, which is available on Intevac’s website at www.intevac.com under “Company — Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 47.

Compensation Committee

The Compensation Committee currently consists of Mr. Schaefer (chairman), Mr. Dury, Mr. Hill and Mr. Rohrs, each of whom is “independent” as such term is defined by the Nasdaq listing standards and the rules of the SEC. Subsequent to the annual meeting, it is intended that the Compensation Committee will consist of Mr. Schaefer (chairman), Mr. Dury and Mr. Rohrs. The Compensation Committee met 5 times during 2014.

The Compensation Committee is responsible for:

•	Overseeing the entirety of our compensation and benefit policies, plans and programs;

•	Overseeing the annual report on executive compensation for inclusion in our proxy statement; and

•	Overseeing executive succession planning.

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Intevac’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Company — Corporate Governance.”

The Compensation Committee Report is included in this proxy statement on page 35.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Dr. Yang (chairman), Mr. Drapkin, Mr. Hill and Mr. Schaefer, each of whom is “independent” as such term is defined by the Nasdaq listing standards. Subsequent to the annual meeting, it is intended that the Nominating and Governance Committee will consist of Mr. Drapkin (chairman), Mr. Benham and Mr. Schaefer. The Nominating and Governance Committee met 3 times during 2014.

The primary focus of the Nominating and Governance Committee is on the broad range of issues surrounding the composition and operation of the Board. The Nominating and Governance Committee provides assistance to the Board, the Chairman and the CEO in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee’s goal is to ensure that the composition, practices, and operation of the Board contribute to value creation and effective representation of Intevac stockholders.

The Nominating and Governance Committee will consider recommendations of candidates for the Board submitted by the stockholders of Intevac; for more information, see “Policy Regarding Board Nominees” below.

The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Company — Governance.”

Compensation Committee Interlocks and Insider Participation

Mr. Dury, Mr. Hill, Mr. Rohrs, and Mr. Schaefer served as members of the Compensation Committee during fiscal 2014. No interlocking relationship exists between any member of Intevac’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Intevac.

Attendance at Annual Stockholder Meetings by the Board

Intevac encourages members of the Board to attend the annual meeting of stockholders, but does not have a policy requiring attendance. Mr. Pond, Mr. Blonigan and Dr. Yang attended Intevac’s 2014 annual meeting of stockholders.

Lead Director

Mr. David Dury serves as Lead Director and liaison between management and the other non-employee directors. The Lead Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board meeting.

Board Leadership Structure

Our company is led by Mr. Blonigan, our CEO. Mr. Pond who founded Intevac in 1991 serves as the Chairman of our Board and has served as chair since the Company’s inception. As discussed above under “Lead Director”, one of our independent directors, Mr. Dury, acts as our independent lead director. The Company believes the stockholders are best served by this structure, which provides us with a dynamic leader, a steady connection to the Company’s history and a strong independent voice. Our Board also currently contains 6 independent directors in addition to Mr. Dury.

As further discussed above under “Board Meetings and Committees”, the Board has three standing committees — Audit, Compensation and Nominating and Governance. Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair. Our corporate governance guidelines provide that our non-employee directors meet in an executive session at each Board meeting. We also have a mechanism for stockholders to communicate directly with independent directors as a group or with any individual director.

Our directors bring a broad range of leadership experience to the Board and regularly contribute to the oversight of the Company’s business and affairs. We believe that all Board members are well engaged in their responsibilities and that all Board members express their views and consider the opinions expressed by other directors. On an annual basis as part of our governance review, the Board (led by the Nominating and Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for our company and our stockholders.

We believe that our leadership structure has been effective for the Company. We believe that having an independent lead director and independent chairs for each of our Board committees provides the right amount of independence for our company. We have a strong leader and chairman, and oversight of company operations by experienced independent directors who have appointed an independent lead director and committee chairs.

Arrangements With Respect to Service on the Board

On December 9, 2013, the Company entered into an agreement (the “Standstill Agreement”) with Steven R. Becker, Matthew A. Drapkin, BC Advisors, LLC, Becker Drapkin Management, L.P., Becker Drapkin Partners (QP), L.P., and Becker Drapkin Partners, L.P., BD Partners V, L.P. (collectively, the “Becker Drapkin Stockholder Group”). The Standstill Agreement resulted in Mr. Drapkin becoming a member of the Board of Directors.

Under the terms of the Standstill Agreement, the Company agreed that, until the earlier of (i) the Company’s Annual Meeting to be held in 2016 and (ii) the breach by Becker Drapkin Stockholder Group of certain provisions of the Standstill Agreement (the “Standstill Period”), (a) the Company would appoint Mr. Drapkin as member of the Board; (b) the Company agreed to nominate Mr. Drapkin for re-election to the Board at the 2014 and 2015 annual meetings of the Company’s stockholders and agreed to solicit proxies, in favor of the election of

Mr. Drapkin at each such Annual Meeting; (c) the Company agreed, during the Standstill Period, to not increase the size of the Board beyond eight directors, and (d) the Company agreed to Mr. Drapkin as a member of any committee constituted to evaluate strategic opportunities for the Company.

Pursuant to the terms of the Standstill Agreement, the members of the Becker Drapkin Stockholder Group agreed to vote for the Board’s slate of nominees for directors at the 2014 and 2015 Annual Meetings of Stockholders. In addition, the Becker Drapkin Stockholder Group agreed, until 30 days prior to the advance notice deadline for the Company’s 2016 Annual Meeting of Stockholders, to customary standstill provisions during that time that provide, among other things, that the Becker Drapkin Stockholder Group will not (a) acquire beneficial ownership of more than 17.5% of the Company’s outstanding Common Stock; (b) engage in or in any way participate in a solicitation of proxies or consents with respect to the Company; (c) initiate any shareholder proposals; (d) call, seek to call or request a special meeting of stockholders; or (e) make certain impermitted dispositions of the Company’s Common Stock.

On May 11, 2014, the Company entered into an agreement (the “Voce Standstill Agreement”) with J. Daniel Plants, Marc T. Giles, Voce Catalyst Partners LP and Voce Capital Management LLC (collectively, the “Voce Stockholder Group”). Pursuant to the Voce Standstill Agreement, the Company agreed to expand the Board and appoint Mr. Giles to fill the newly created seat, as described above. In addition, the Company agreed to include Mr. Giles in its slate of nominees for election to the Board at the Company’s 2014 and 2015 Annual Meetings of Stockholders and to solicit proxies in favor of his election to the Board at such meetings.

Pursuant to the Voce Standstill Agreement, the members of the Voce Stockholder Group agreed to vote for and publicly support and recommend the Board’s slate of nominees for directors at the 2014 and 2015 Annual Meetings of Stockholders. In addition, the Voce Stockholder Group agreed, until 30 days prior to the advance notice deadline for the Company’s 2016 Annual Meeting of Stockholders, to customary standstill provisions during that time that provide, among other things, that the Voce Stockholder Group will not (a) acquire beneficial ownership of more than 4.9% of the Company’s outstanding Common Stock; (b) engage in or in any way participate in a solicitation of proxies or consents with respect to the Company; (c) initiate any shareholder proposals; (d) call, seek to call or request a special meeting of stockholders; or (e) take certain actions relating to a sale of the Company’s stock.

Policy Regarding Board Nominees

It is the policy of the Nominating and Governance Committee of the Company to consider recommendations for candidates to the Board from stockholders. Stockholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Stockholder nominations to the Board must also meet the requirements set forth in the Company’s bylaws. The Nominating and Governance Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Governance Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Nominating and Governance Committee regularly reviews the current composition, size and effectiveness of the Board.

•

In its evaluation of director candidates, including the members of the Board eligible for re-election, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidate’s skills and experience to our businesses and (4) such other factors as the Nominating and Governance Committee may consider appropriate.

•

While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

•

The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain or terminate any third party search firm that used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

Mr. Benham, who is standing for election to the Board, was identified through an internal process initiated in late 2014 and managed by the Nominating and Governance Committee which included the participation of our Chairman, our CEO and the then seven non-employee independent directors, to assist in the identification of new director candidates and to facilitate the process of evaluating those candidates as potential directors. Mr. Benham was recommended by our Chairman.

•

The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to expand the Board prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee selects, or recommends to the full Board for selection, the director nominees.

•	The Nominating and Governance Committee, after considering all factors, will decide whether or not to nominate and recommend a nominee to the full Board.

Director Qualifications and Review of Director Nominees

The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The specific qualifications of each director are set forth along with their biographical information under “Business Experience and Qualifications of Nominees for Directors” starting on page 9 of this proxy.

Intevac does not maintain a formal diversity policy with respect to its Board. As noted above, however, Intevac does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. Intevac believes each director brings a strong and unique background and set of skills to the Board that contributes to the Board’s competence and experience in a wide variety of areas. When identifying director candidates, we take into account the present and future needs of the Board and the committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology industry expertise, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of high character, good judgment and integrity. Our principal goal with respect to director qualifications is to seat directors who are able to increase the overall effectiveness of the Board and increase stockholder value.

Contacting the Board

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board may do so by writing to: Board of Directors, c/o the Nominating and Governance Committee Chairman, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by the Nominating and Governance Committee Chairman will also be communicated to the Lead Director, the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Risk Assessment

Our Board is responsible for overseeing enterprise risk in general, while our Audit Committee is responsible for overseeing risk management of financial matters and the adequacy of our risk-related internal controls and our Compensation Committee oversees risk related to compensation policies. Both the Audit and Compensation Committees report their findings to the full Board. In addition, at each of its meetings, the Board discusses the risks that we are currently facing. We believe that our directors provide effective oversight of the risk management function.

Employee Compensation Risks

The Compensation Committee has assessed the risks associated with the Company’s compensation policies and practices for all employees, including non-executive officers. The Committee reviewed a list of the Company’s compensation policies and practices, which were discussed extensively, and reviewed with management the potential risks associated with the Company’s policies and practices and the factors that management believe mitigate such risks. Based on the results of its assessment, the Committee does not believe that the Company’s compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Consultant

The Compensation Committee has engaged Radford, an Aon Hewitt Company (“Radford”) to provide advice and recommendations on the amount and form of executive and director compensation. The Company did not pay Radford fees in excess of $120,000 during 2014.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following is a discussion of our executive compensation program and the compensation decisions made for fiscal 2014 with respect to the NEOs in the 2014 Summary Compensation Table on page 36.

Executive Summary

Intevac’s businesses are characterized by rapidly changing technology and customer requirements; intense competition; fluctuating revenues; and significant competition for management talent. In this environment, the objectives of our executive compensation program are to:

•	Attract, retain, and motivate high-caliber executives.

•

Provide a compensation opportunity for our executives that is competitive with practices for similarly-sized technology equipment companies while also recognizing that we compete with much larger organizations for talent.

•	Further encourage alignment with stockholders through the grant of stock-based awards while limiting the total dilution of our stockholders.

During fiscal 2014, our Compensation Committee worked with its independent advisor, Radford, and our senior management to assess these objectives and the compensation plan design to ensure that it continues to meet our business needs. Through the course of this assessment, the Compensation Committee confirmed these objectives for fiscal 2014.

We evaluate our executive compensation program annually. Among other things, we consider the outcome of our most recent Say on Pay vote and any feedback we receive from our stockholders. In May 2014, our stockholders voted to approve our 2014 advisory vote on executive compensation, with 84% of the votes cast in favor of the advisory proposal. The Compensation Committee was mindful of this support and in considering these advisory vote results and other factors, did not implement any significant changes to our executive compensation program for fiscal 2014. The Compensation Committee continues to take into consideration the results of this advisory vote in seeking ways in which the Company can further strengthen the pay for performance alignment and also bring certain aspects of our long-term incentive executive compensation more in line with evolving market practices.

The specific compensation principles, components and decisions during 2014 are discussed in more detail below.

Principles of Executive Compensation

Our compensation structure is designed to attract, retain, motivate, and reward high-performing executives. The guiding principles of our executive compensation plan are as follows:

•	Provide a total compensation opportunity that is competitive with our peer group, but that also takes into account the need to compete for talent with much larger equipment and imaging companies.

•	Align compensation with the Company’s performance by:

•

Providing a significant portion of total compensation in the form of a performance-based annual bonus dependent on each executive’s performance relative to predetermined financial and other strategic objectives set at the beginning of each fiscal year.

•

Providing long-term, significant equity incentives in the form of a combination of stock options and/or time-based restricted stock units (“RSUs”) in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our NEOs with those of our stockholders.

•	Setting challenging performance goals for our NEOs and providing a short-term incentive through an incentive compensation plan that is based upon achievement of these goals.

•	Increase the portion of total compensation based on performance-based annual bonuses and stock-based awards relative to base salary with increasing executive responsibility level.

•	Align each executive’s goals with those of other executives to encourage a team approach to problem solving.

•

Provide clear guidelines for each compensation element relative to market practices (base salary, performance-based annual bonus and annual equity grants), while allowing the Compensation Committee flexibility to make final decisions based on management recommendations (other than decisions for the CEO and the Chairman, which are made by the independent members of the Board), and other factors such as experience, contribution to business success and retention needs.

The Compensation Committee

The Compensation Committee oversees, reviews and approves the compensation and benefit policies, plans and programs for the entire Company, including our NEOs. The Compensation Committee develops goals and objectives for the CEO and reviews his performance related to his established goals and objectives. The Compensation Committee recommended the principal elements of Mr. Blonigan’s annual compensation as CEO to the Board for approval. The Compensation Committee reviewed with Mr. Blonigan and approved the principal elements of compensation for the NEOs (other than Mr. Blonigan). The Compensation Committee also reviewed with Mr. Blonigan and approved merit increases, as well as bonuses and equity grants for non-NEO employees. The Compensation Committee also annually reviews the compensation of the members of the Board and recommends any changes to the Board. Final approval of compensation for Mr. Blonigan, the CEO, and the members of the Board was given by the independent members of the Board. The Compensation Committee also reviews and makes recommendations to the Board regarding executive succession planning, incentive compensation plans, and equity compensation plans.

2014 Independent Advisor and Competitive Market Data

The Compensation Committee retained Radford to assist it in evaluating 2014 executive and director compensation programs and to provide advice and recommendations on the amount and form of executive and director compensation, and the allocation of compensation across the compensation components described below. The instructions provided to Radford included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. In addition, Radford was engaged by the Compensation Committee to update the assessment of the competiveness of compensation for our Board. From time to time at the Compensation Committee’s request, Radford attended Compensation Committee meetings. Radford reported directly to the Compensation Committee and not to management. The Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that the work of Radford has not raised any conflict of interest.

Executive compensation data was drawn from the Radford Executive Benchmark Survey for companies in the semiconductor equipment, imaging, electronic equipment and instruments industries, that design and manufacture equipment related to the manufacturing process of technology products, that have 3-year average revenues generally falling between $100 and $500 million and are generally profitable companies and from publicly available proxy filings for the peer companies identified below (the “Peer Companies”). In the case of the data from the proxy filings of the Peer Companies, only data for the CEO and Chief Financial Officer positions was obtained, as these are the only two positions reported with sufficient frequency among the Peer Companies to draw meaningful conclusions on competitive pay. The market compensation levels for comparable positions were examined by Radford and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock-based awards, including the total equity pool for allocation to all employees.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2014 compensation decisions were selected in November 2013 based on factors that were relevant for the Compensation Committee at that time. The Compensation Committee reviewed and adjusted the Peer Companies. ATMI, AXT, FormFactor, GSI Group and Photronics were added to the peer group as they met the selection criteria. II-VI and Veeco were removed from the peer group as their 3-year average revenue was outside the selected range and were not considered comparable to the rest of the peer group. Cymer was removed from the peer group as it was acquired. As a result, the 2014 Peer Companies were modified to include the following companies:

• Advanced Energy Industries, Inc. *	• Amtech Systems, Inc. *

• ATMI Inc.	• Axcelis Technologies, Inc. *

• AXT Inc.	• Brooks Automation, Inc. *

• Cohu, Inc. *	• Electro Scientific Industries, Inc. *

• FormFactor Inc.	• GSI Group Inc.

• Xcerra Corp. *	• Mattson Technology, Inc. *

• Nanometrics Inc. *	• Newport Corporation *

• Photronics Inc.	• Rudolph Technologies, Inc. *

• Ultratech Inc. *	• Zygo Corp.

*	Included in the 2013 peer group

In late 2013, the base salary, total cash compensation (base salary plus performance-based annual cash bonus) and total compensation (including stock-based awards) for each of Intevac’s five most senior executives, including our NEOs other than Mr. Moniz and Mr. Cho, who had not yet joined the Company, and Mr. Eddy, who was not at that time in an executive officer position, were compared to median market pay levels for executives with similar levels of responsibility. The Compensation Committee concluded that Intevac’s executive compensation was:

•	Within a reasonable range of the 50th percentile overall, at target levels of performance; and

•

More variable as a function of performance than the Peer Company average and that it continued to provide strong incentive to management to optimize Intevac’s financial performance in each year and over time.

The Compensation Committee believes that considering, as one among many factors, the overall compensation of our NEOs as compared to the 50th percentile assists in crafting executive compensation packages that will attract, motivate, and retain the quality executive talent Intevac needs. The compensation earned by the NEOs for 2014 was generally below the target compensation opportunities established for the NEOs. This result is consistent with the intent and design of the Company’s variable pay programs, which link actual pay directly to improved operating results, and result in reduced compensation in years in which financial results do not meet expectations.

Role of the CEO

During 2014, Mr. Blonigan provided recommendations to the Compensation Committee with respect to base salary amounts, target bonus percentages, bonus payments, and stock-based awards for each NEO (other than himself). These compensation recommendations were based on market data reviewed by the Compensation Committee and a review by Mr. Blonigan of each executive officer’s overall performance and contribution to the Company during the prior year. While the Compensation Committee considered the recommendations of

Mr. Blonigan with respect to these elements of compensation, the Compensation Committee independently evaluated the recommendations and made all final compensation decisions. Mr. Blonigan did not make any recommendations as to his own compensation and such decisions are made solely by the independent members of the Board (without Mr. Blonigan present), after recommendations were made to the Board by the Compensation Committee.

Compensation Components

The components of executive compensation are:

•	Base salary;

•	Performance-based annual bonus; and

•	Annual grants of long-term, equity-based incentives, which in 2014, consisted of stock options and time-based RSUs.

We allocate total potential and target compensation among these components based on the goals of our compensation program, including the need to offer competitive compensation and our focus on paying for performance. We also provide our executives the same benefits and perquisites that we offer our other U.S. employees. These standard employee benefits include participation in our 401(k) plan and employee stock purchase plan, and health and welfare and life insurance benefits, each with the same terms and conditions available to employees.

2014 Executive Compensation

Base Salary:

We provide our NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.

Newly Hired NEOs:    Prior to making an offer of employment to a NEO, the Compensation Committee approves the executive officer’s base salary after consideration of the recommendation of the CEO. In setting the executive officer’s base salary, a number of factors are taken into account, in the Compensation Committee’s discretion, including the executive’s compensation with his previous employer, the compensation of other Intevac executives, the competitive labor market for similar executives, and how difficult it is to recruit and retain executive officers with similar skills and experience. None of these factors is specifically weighted and the evaluation includes a subjective evaluation of skills, experience and responsibilities in the Compensation Committee’s judgment. Mr. Cho joined Intevac in January 2014 and Mr. Moniz joined Intevac in November 2014. The above-described process was followed with respect to the setting of their 2014 compensation. In the case of Mr. Eddy, although his position was expected to be temporary, the Compensation Committee followed the above-described process when approving his base salary.

Continuing NEOs:    Once a NEO has joined Intevac, the Compensation Committee approves changes to his or her base salary during its annual review. The competitive market data provided by the independent compensation consultant is used, in addition to an assessment of each executive’s responsibilities and performance against goals and objectives (See “Performance-based annual bonus, Annual Strategic Objectives” below for details relating to these goals and objectives), to determine annual changes to base salary. As with new hires, these factors are evaluated at the Compensation Committee’s discretion and in the Compensation Committee’s judgment. Annual adjustments to base salary also proportionately affect the executive’s target bonus (“Target Bonus”) which is determined by multiplying each executive’s base salary by the applicable target bonus percentage determined for such executive by the Compensation Committee (“Target Bonus Percentage”).

Base Salaries:    2014 base salaries for the NEOs were approved by the Compensation Committee (with the exception of Mr. Blonigan, whose base salary was approved by the independent members of the Board, upon recommendation of the Compensation Committee). For 2014 base salaries for our continuing NEOs were not increased. Mr. Smith transitioned from an Executive Vice President to a Vice President role in January 2014, resulting in a reduction in his base salary from $322,000 to $275,000 to align his compensation to that of his new role and responsibilities. The Compensation Committee considered competitive market data provided by the independent compensation consultant when approving the change to Mr. Smith’s salary.

The annual base salaries for the NEOs in 2013 and 2014 were as follows:

Executive	2013 Base Salary	2014 Base Salary
Wendell Blonigan, President and CEO	$500,000	$500,000
James Moniz, Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary(1)	$—	$315,000
Charles Eddy, Interim Chief Financial Officer(2)	$7,800	$300,000
Jeffrey Andreson, Former Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary(3)	$300,000	$300,000
Andres Brugal Executive Vice President and General Manager, Photonics	$275,000	$275,000
Jay Cho Executive Vice President and General Manager, Thin Film Equipment(4)	$—	$290,000
Christopher Smith Vice President Business Development(5)	$322,000	$275,000

(1)	Mr. Moniz was hired in November 2014.

(2)

Mr. Eddy served as interim CFO from September 2014 to November 2014. Prior to assuming the role of interim CFO in September 2014 and subsequent to the hiring of Mr. Moniz in November 2014, Mr. Eddy worked on a part-time basis for which he received an annual salary of $7,800.

(3)	Mr. Andreson resigned in September 2014.

(4)	Mr. Cho was hired in January 2014.

(5)

In January 2014, the Company and Mr. Smith entered into an Executive Transition Plan and Agreement (the “Agreement”). Pursuant to the Agreement, Mr. Smith transitioned to the role of Vice President of Business Development and his salary and target bonus percentages were adjusted downward accordingly.

Performance-based annual bonus:

We provide the opportunity to earn performance-based annual bonuses to our NEOs and other management employees under our 2014 Annual Incentive Plan (“AIP”). However, the Compensation Committee determined that, as interim Chief Financial Officer, Mr. Eddy would not be eligible for a bonus for 2014 under the AIP or otherwise. Mr. Cho joined the Company in January 2014 and as per his employment letter, payment of $87,000 of his 2014 annual bonus was guaranteed and was part of the negotiations involved with his commencement of employment with the Company. Mr. Moniz joined the Company in November 2014 and as per his employment letter, payment of $34,125 of his 2014 annual bonus was guaranteed and was part of the negotiations involved with his commencement of employment with the Company.

The AIP consists of two parts: the “Individual Performance Bonus” which is completely based on each NEO’s performance against goals and objectives set at the beginning of the year; and the “Financial Performance Based Bonus” which is completely based on Intevac’s financial performance (profitability). The “Individual

Performance Bonus” and the “Financial Performance Based Bonus” could be paid in cash or time-based RSUs at the discretion of the Compensation Committee. Having a bonus program based half on individual performance is important in order to provide our NEOs with incentives to achieve the goals and objectives based on their individual functional areas and to maximize the Company’s value as well as for retention considerations, while having half based on Company profitability focuses the NEOs on the common goal of continuing to drive overall Company performance. The objective of the AIP is to align our executive compensation with actual short-term business performance and with strategic business objectives.

The components to determine the performance-based bonus include:

•	Target Bonus; and

•	Annual Strategic Objectives.

Each of these components and the resulting calculation of the annual bonus payments are described in more detail below.

Target Bonus:    Each participating NEO is assigned an annual Target Bonus, computed by multiplying each executive’s base salary times his or her Target Bonus Percentage. Based on the program set up by the compensation committee for 2014, the NEO’s Target Bonus is half based on individual performance and half based on financial performance. For 2014, AIP participants Individual Performance Based Bonuses are capped at a maximum of one times the Target Bonus and AIP participants Financial Performance Based Bonuses are capped at a maximum of two times the Target Bonus. The total bonus payout is therefore capped at a maximum of 150% times the Target Bonus for 2014; with the exception of Mr. Cho and Mr. Moniz, whose bonus was guaranteed for 2014, based on their offer letters.”

Target Bonus Percentages are determined based on competitive market data, internal equity considerations, and the degree of difficulty associated with achieving performance levels. Each factor is evaluated by the Compensation Committee based on data and input provided by management and the independent compensation consultant. The Compensation Committee believes that the 2014 Target Bonus Percentages were appropriate for each NEO based upon his position within the Company, level of responsibility and performance objectives.

Target Bonus Percentages and actual bonuses awarded for the NEOs for 2014 were as follows:

Executive	2013 Target Bonus as a Percent of Base Salary	2014 Target Bonus as a Percent of Base Salary	2014 Target Bonus	2014 Actual Cash Bonus	Value of RSUs Actually Awarded in 2015 for 2014 Performance Period	Percent of Target Paid
Wendell Blonigan	100%	100%	$500,000	$—	$168,750	34%
James Moniz(1)	N/A	65%	$204,750	$34,125	$—	100%
Charles Eddy(2)	N/A	—	$—	$—	$—	N/A
Jeffrey Andreson(3)	65%	65%	$195,000	$—	$—	—
Andres Brugal	60%	60%	$165,000	$—	$61,875	38%
Jay Cho(4)	60%	60%	$174,000	$87,000	$—	50%
Christopher Smith(5)	60%	50%	$137,500	$—	$44,000	32%

(1)

As per Mr. Moniz’s employment letter, payment of $34,125 of his 2014 annual bonus was guaranteed and was part of the negotiations involved with his commencement of employment with the Company. This amount represents two months proration of Mr. Moniz’s target bonus.

(2)	As interim CFO, Mr. Eddy did not participate in the AIP and was not eligible to receive a 2014 bonus.

(3)	Mr. Andreson resigned from the Company on September 19, 2014 and was therefore not eligible to receive a 2014 bonus.

(4)	As per Mr. Cho’s employment letter, payment of $87,000 of his 2014 annual bonus was guaranteed and was part of the negotiations involved with his commencement of employment with the Company.

(5)	Mr. Smith’s target bonus for fiscal 2014 was adjusted downward in accordance with the Executive Transition Plan and Agreement.

2014 AIP Settled in RSUs:    In early 2014, the Compensation Committee determined that AIP participants, would receive their bonuses with respect to 2014 in the form of RSUs of the Company’s Common Stock equal to 100% of their respective actual bonus amounts for 2014 (collectively, the “Bonus RSUs”), other than with respect to the guaranteed portions of Messrs. Moniz and Cho’s bonuses, which were paid in cash. The number of shares granted to each NEO, except for Mr. Blonigan, was calculated by dividing the actual bonus amount by the closing price of the Company’s Common Stock on February 6, 2015, the date of grant. The number of shares granted to Mr. Blonigan, was calculated by dividing his actual bonus amount by the closing price of the Company’s Common Stock on February 27, 2015, the date of grant. Mr. Blonigan was granted 24,600 RSUs, Mr. Brugal was granted 9,033 RSUs, and Mr. Smith was granted 6,424 RSUs. The RSUs vest 100% on February 15, 2016. Mr. Cho and Mr. Moniz did not receive any bonus amount for 2014 other than the amounts which were guaranteed as part of their employment agreements.

Annual Strategic Objectives:    As noted above, for 2014, the bonus plan was divided into two equal parts: the “Individual Performance Based Bonus” which was based upon the NEO’s performance against specific goals and objectives (the “Goals”) and the “Financial Performance Based Bonus” which was based on Company profitability. Each NEO received a comprehensive set of Goals established at the beginning of the fiscal year. The Goals were approved by the Compensation Committee at the beginning of 2014. Upon becoming CFO in November 2014, Mr. Moniz assumed the goals established for Mr. Andreson.

The following table shows fiscal 2014 individual Goals and their relative weightings for each NEO:

NEO	Fiscal 2014 Goals (and Relative Weightings)	Performance
Wendell Blonigan

(1)    Achieve objectives related to company financial performance including operating profitability (Consolidated revenue was $65.6 million compared to a goal amount of $94.1 million, consolidated loss from operations was $19.4 million compared to a goal amount of $8.2 million operating loss) and cash flow (cash burn, excluding stock buyback was $2.6 million compared to a goal amount of an $0.5 million cash increment, excluding stock buyback) (collectively weighted at 30%);

Partially Achieved

(2)    Achieve objectives related to strategic direction, growth and profitability of the Equipment business unit including: hard disk drive market share growth and successful entry into the display cover panel market (collectively weighted at 20%);

Achieved Majority
	(3) Achieve objectives relating to strategic direction, growth and profitability of the Photonics business unit (collectively weighted at 20%);	Achieved Majority
	(4) Achieve objectives related to adjacent markets strategy including new product introductions (collectively weighted at 20%); and	Achieved
	(5) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 10%).	Achieved
James Moniz/Jeffrey Andreson

(1)    Achieve objectives related to company financial performance including operating profitability (Consolidated revenue was $65.6 million compared to a goal amount of $94.1 million, consolidated loss from operations was $19.4 million compared to a goal amount of $8.2 million operating loss) (collectively weighted at 20%);

Partially Achieved

NEO	Fiscal 2014 Goals (and Relative Weightings)	Performance

	(2) Achieve objectives related to spending reductions (collectively weighted at 20%);	Achieved Majority

	(3) Achieve objectives related to working capital management, global information systems, internal controls and investor relations (collectively weighted at 20%);	Achieved

	(4) Achieve objectives related to cost structure model (collectively weighted at 20%):	Achieved Majority

	(5) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 10%); and	Achieved

	(6) Achieve objectives related to expense management (collectively weighted at 10%).	Achieved

Andres Brugal

(1)    Achieve objectives related to company financial performance including operating profitability (Consolidated revenue was $65.6 million compared to a goal amount of $94.1 million, consolidated operating loss was $19.4 million compared to a goal amount of $8.2 million operating loss) (collectively weighted at 20%);

Partially Achieved

(2)    Achieve objectives related to Photonics financial performance including orders, revenue and operating profitability (Photonics revenue was $40.3 million compared to a goal amount of $44.2 million. Photonics operating profit was $8.9 million compared to a goal amount of $5.8 million) (collectively weighted at 20%);

Exceeded

	(3) Achieve objectives related to financial and operational performance including on-time shipment performance, gross margins and cost reductions (collectively weighted at 20%);	Achieved

	(4) Achieve objectives related to military market penetration (weighted at 20%);	Partially Achieved

	(5) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 10%), and	Achieved

	(6) Achieve objectives related to expense management (collectively weighted at 10%).	Achieved

Jay Cho

(1)    Achieve objectives related to company financial performance including operating profitability (Consolidated revenue was $65.6 million compared to a goal amount of $94.1 million, consolidated loss from operations was $19.4 million compared to a goal amount of $8.2 million operating loss) (collectively weighted at 20%);

Partially Achieved

	(2) Achieve objectives related to hard disk drive and display cover panel financial performance including orders, revenue and operating profitability (collectively weighted at 20%);	Partially Achieved

	(3) Achieve objectives related to new hard disk drive equipment products and applications (collectively weighted at 20%);	Achieved Majority

NEO	Fiscal 2014 Goals (and Relative Weightings)	Performance

	(4) Achieve objectives related to display cover panel equipment products (weighted at 20%);	Achieved

	(5) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 10%), and	Achieved

	(6) Achieve objectives related to expense management (collectively weighted at 10%).	Achieved

Christopher Smith

(1)    Achieve objectives related to company financial performance including operating profitability (Consolidated revenue was $65.6 million compared to a goal amount of $94.1 million, consolidated operating loss was $19.4 million compared to a goal amount of $8.2 million operating loss) (collectively weighted at 20%);

Partially Achieved

	(2) Achieve objectives related to Solar financial performance including orders, revenue and operating profitability (collectively weighted at 20%);	Partially Achieved

	(3) Achieve financial and operational objectives related to Solar products including market penetration, on time shipments and cost reductions (weighted at 20%);	Achieved Majority

	(4) Achieve objectives related to marketing of Solar products including product launch (weighted at 20%);	Partially Achieved

	(5) Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety (collectively weighted at 10%), and	Achieved

	(6) Achieve objectives related to expense management (collectively weighted at 10%).	Achieved

The NEOs’ performance against each of the 2014 Goals was evaluated at the end of the year by the CEO for all NEOs other than himself. The performance and evaluation was then reviewed and approved by the Compensation Committee. The Compensation Committee evaluated the CEOs performance which was then reviewed and approved by the independent members of the Board.

Likelihood of Achievement of Goals:    In general, total performance targets for the Goals of each NEO are set at aggressive levels, such that they anticipate performance in excess of what would be considered normal performance in the expected economic environment. The CEO recommends the Goals to the Compensation Committee, and these goals are typically considered reasonably difficult to achieve, as they were for 2014. For 2014, the bonus plan was divided into two equal parts: the “Individual Performance Based Bonus” which was based upon the NEO’s performance against specific goals and objectives (the “Goals”) and the “Financial Performance Based Bonus” which was based on Company profitability. In early fiscal 2014, it was expected that the Financial Performance Based Bonus would not be paid because the Company expected to be in a loss position for fiscal 2014. The actual payout to each participant employee depends on both the profitability of the Company and his or her Goal achievement for the measurement period. For the fourth consecutive year, business conditions were weak in both the hard drive and solar markets in which the Company operates which negatively impacted the Company’s financial results and the Company reported a net loss in 2014. As a result, the Financial Performance Based Bonus was not paid. The individual Goals associated with the Individual Performance Based Bonus were also considered aggressive and deemed difficult to achieve, and if achieved at 100% would have exceeded the Company’s operational expectations for the measurement period. Due to their challenging nature, historical achievement of performance goals has fluctuated from year to year.

2014 Performance Against Individual Goals:    In order to determine the payout associated with the Individual Performance Based Bonus, the Compensation Committee analyzed each NEO’s performance versus their individual Goals. The specific performance versus objectives for each of the goals are not disclosed as there are multiple individual goals for each NEO and the disclosure of which would not be meaningful and would reveal confidential information regarding our business strategy and operations, which could result in substantial competitive harm.

Stock Based Compensation:

We grant stock-based compensation to our NEOs to align their interests with the long-term interests of our stockholders and to provide our executives with incentives to manage Intevac from the perspective of an owner with an equity stake in the business.

Terms of Stock-Based Awards:    In 2014, we utilized a mix of options and time-based RSUs for our NEOs, weighted with a ratio of options to RSUs of 2:1.

Stock Options

Stock options enable our executives to acquire shares of our common stock at a fixed price per share (the closing market price on the grant date). The stock options granted by the Company have a 7-year term, subject to earlier termination following the executive’s cessation of service with Intevac in accordance with our 2012 Equity Incentive Plan. Stock options granted to executives generally vest in four equal annual installments, as measured from the grant date. The Compensation Committee believes that four-year vesting of stock options is consistent with peer group practices and provides retention incentives associated with long-term stock price appreciation.

Time-Based Restricted Stock Units

In late 2013 the Compensation Committee determined that for 2014, the Company would grant time-based RSUs rather than performance-based restricted stock units (“PSUs”) which were granted in the previous year. The Compensation Committee believed that, due to the difficulty in predicting the Company’s long term business performance, PSUs did not present a meaningful opportunity for our NEOs and therefore would not provide the appropriate incentives or have the necessary retention value. 2014 time-based awards were subject to a vesting schedule that vest in four equal annual installments, as measured from the grant date. The Company believes that time-based RSUs (50% of the equity mix for 2014) help promote retention of key leadership talent.

Additional information on the equity awards granted to the NEOs during fiscal 2014 is set forth in the “Grants of Plan Based Awards for Fiscal Year 2014” table.

Timing of Stock-Based Awards:    The Compensation Committee grants stock-based awards to NEOs shortly after their start date in accordance with our 2012 Equity Incentive Plan. Mr. Moniz’s new hire grant of 50,000 options and 25,000 RSUs was made in accordance with the Company’s grant guidelines and consistent with similar grants made to CFOs in the peer group. Mr. Cho’s new hire grant of 45,000 options and 7,500 RSUs was made in accordance with the Company’s grant guidelines and consistent with similar grants made to newly-hired executive vice presidents in previous years.

Generally, the Compensation Committee also grants stock-based awards annually to our NEOs and other exempt employees. Annual renewal grants are made only on days when our insider trading window is open. The Company’s insider trading window opens the third business day after quarterly earnings have been released, and closes three weeks prior to the end of each quarter. Our policy is not to make our annual renewal grants during such times as management and/or the Compensation Committee may be in possession of material, non-public information. New hire grants are made each month on the third Thursday of the month, by unanimous written consent of the Compensation Committee members. This approval has been delegated to the CEO but the CEO may not approve new-hire grants to NEOs.

Individual Grant Determinations:    Annually, the Compensation Committee approves a pool of renewal stock-based awards to be granted to all grant recipients taking into consideration the total dilutive impact of all shares to be granted, the burn rate (the total number of shares to be granted as a percentage of shares outstanding), and projected compensation expense related to employee stock-based awards. Each year, the Compensation Committee sets guidelines for the size and mix of each grant to each NEO and other exempt employees. Actual stock-based award grants to the NEOs are made within the ranges set forth in these guidelines, based on the factors discussed below. For the NEOs, the guidelines reflect each NEO’s position within the Company and are set at a level that the Compensation Committee considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value, and appropriate to meet our retention goals. In determining the appropriate grant levels, the Compensation Committee reviews competitive market practices, taking into consideration both the potential value to individual participants compared to executives at other companies with similar responsibilities. The Compensation Committee also evaluated the mix of equity awards to be granted.

The Company for 2014 based the number of options and RSUs on market data with a ratio of options to RSUs of 2:1 utilized for 2014 annual grants, as the Company believes that this ratio represents the equivalent value of one RSU award to one share underlying a stock option.

Actual 2014 annual renewal grants to NEOs, except for Mr. Blonigan and for Mr. Eddy, were proposed by Mr. Blonigan and reviewed and approved at a Compensation Committee meeting. In determining the number of option shares and time-based RSUs to grant to each individual, including Mr. Blonigan, the Compensation Committee took into account factors such as each executive’s recent performance, level of responsibility, job assignment, the competitive climate, internal equity considerations, market data, and retention considerations. Each of these factors was considered by the Compensation Committee, in its judgment, and no formal weighting of these factors was used. In light of Mr. Eddy’s temporary position as interim CFO, no equity grants were proposed or approved for him.

The number of stock options and RSUs granted to the NEOs in 2014 is shown in the table below.

Executive	2013 Stock Option Grants	2013 PSU Grants	2014 Stock Option Grants	2014 RSU Grants
Wendell Blonigan(1)	145,000	—	60,000	30,000
James Moniz(2)	—	—	50,000	25,000
Charles Eddy	—	—	—	—
Jeffrey Andreson(3)	36,500	20,000	35,000	37,500
Andres Brugal(4)	23,000	12,500	27,000	13,500
Jay Cho(5)	—	—	45,000	7,500
Christopher Smith(6)	23,000	12,500	14,000	7,000

(1)	Mr. Blonigan was hired by the Company on July 15, 2013 and received a new hire grant of 145,000 options and did not receive a renewal stock grant in the year of hire which is the Company’s practice.

(2)

Mr. Moniz was hired by the Company on November 3, 2014 and received a new hire grant of 50,000 options and 25,000 RSUs and did not receive a renewal stock grant in the year of hire which is the Company’s practice.

(3)	Mr. Andreson received an off cycle grant of 20,000 RSUs in recognition of his excellent service and dedication in addition to his annual renewal stock grant of 35,000 options and 17,500 RSUs.

(4)	Mr. Brugal’s 2014 grant levels were increased over 2013 based upon his performance.

(5)

Mr. Cho was hired by the Company on January 6, 2014 and received a new hire grant of 45,000 options and 7,500 RSUs and did not receive a renewal stock grant in the year of hire which is the Company’s practice.

(6)	Mr. Smith transitioned from an Executive Vice President to a Vice President role in 2014 and in light of this change in role received a lower annual renewal grant than the previous year.

Performance-Based Restricted Stock Units

In 2013 the Company awarded the NEOs awards under a performance-based restricted stock unit (“PSU”) program. Under this PSU program, a target number of PSUs may become eligible for time-based vesting if applicable performance criteria are met during a specified performance period. The actual number of PSUs which may be earned (and therefore be eligible for time-based vesting) depends upon the level of achievement with respect to the performance criteria specified by the Compensation Committee at the time of grant. If the threshold level of achievement is not met, no PSUs will be earned. If the target level of achievement is met, 100% of the target number of PSUs will be earned. For achievement in excess of the threshold level, up to 150% of the target number of PSUs may be earned (and therefore eligible to vest). Once the actual number of PSUs eligible to vest has been determined, the PSUs will become eligible for time-based vesting.

In 2013 Mr. Andreson, Mr. Brugal and Mr. Smith each received a PSU grant. The grants tie a portion of the NEOs’ equity to performance requirements in line with our business strategy to meet specific revenue and operating profit goals at the business unit level. The grants were issued in two equal tranches. The performance period for Tranche 1 was fiscal years 2013 and 2014. The performance period for Tranche 2 is fiscal years 2013, 2014 and 2015. The number of shares of Company common stock issuable upon vesting of the PSUs is dependent on the level of performance achievement and ranges from 0% to 150% of the target performance stock unit grant. Mr. Andreson’s grant of 20,000 shares at target was allocated 1/3 to Hard Disk Drive revenue and operating income goals, 1/3 to Photonics revenue and operating income goals and 1/3 to adjacent markets revenue goals. Mr. Brugal’s grant of 12,500 shares at target was allocated 2/3rd to Photonics revenue and operating income goals and 1/3 to adjacent markets revenue goals. Mr. Smith’s grant of 12,500 shares at target was allocated 2/3rd to Solar revenue and operating expense goals and 1/3 to adjacent markets revenue goals.

Once the performance goals are achieved, additional time-based vesting requirements are applied. These time-based vesting requirements help align the interests of our NEOs with those of our stockholders over the longer term and assist in retaining the executive. Any shares of Company common stock earned by performance stock unit holders on Tranche 1 will vest on the third anniversary of the grant date and any shares of Company common stock earned by PSU holders on Tranche 2 will vest on the fourth anniversary of the grant date.

In early 2015, the Compensation Committee assessed performance against the goals following the completion of the performance period for Tranche 1. In February 2015, the Compensation Committee determined that 132% of the shares subject to Tranche 1 of Mr. Brugal’s PSU awards (5,532 shares) became earned (and therefore eligible for time-based vesting) because Photonics revenue and operating income goals were exceeded. These Tranche 1 shares are scheduled to vest in May 2016, subject to Mr. Brugal’s continued employment. The Compensation Committee determined that 0% of Mr. Brugal’s Tranche 1 shares subject to adjacent markets revenue goals were earned as the goal threshold was not met. In February 2015, the Compensation Committee determined that 0% of Mr. Smith’s Tranche 1 shares were earned as the goal threshold for Solar revenue and operating expenses and adjacent markets revenue were not met. Upon determination that goals had not been met, the unearned Tranche 1 shares were forfeited. Upon Mr. Andreson’s separation from the Company in September 2014, his PSU awards were forfeited.

Ownership Guidelines and Hedging Policies:    We do not currently have a stock ownership policy for our executive officers. However, all of our NEOs with the exception of Mr. Moniz, own shares of the Company’s common stock or vested, but unexercised, equity awards. Mr. Blonigan as a member of the Company’s Board is subject to the director stock ownership guidelines of the Company. The Company has an insider trading policy which, among other things, prohibits insiders from short sales of Intevac common stock. Other than these prohibitions, the Company has no specific policy regarding hedging of stock ownership positions.

Compensation Recovery Policy:    Under the AIP, if it is determined after a bonus is paid under the plan that the individual and corporate performance upon which the bonus award was based was fraudulently represented, the Company has the right to require the return of the bonus. Outside of this provision, at this time, we have not implemented fraudulent misrepresentation policies or a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our Compensation Committee intends to adopt a general compensation recovery policy (a “clawback” policy) covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of it and to the extent required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

Severance and Change in Control Arrangements

Severance agreements:    The Company has a severance agreement with Mr. Blonigan. The Company had severance agreements with a 2-year term with Mr. Brugal, Mr. Smith and (prior to his separation) Mr. Andreson which expired on January 7, 2015. Mr. Andreson’s severance agreement terminated upon his departure from the Company, and he did not receive any benefits under such agreement. Benefits under the severance agreements are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 39. The Company does not intend to enter into new severance agreements.

Change in control employment agreements:    The Company has change in control employment agreements with Mr. Cho and Mr. Moniz. Benefits under the change in control employment agreements are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 39. These agreements were entered into in connection with the negotiation of their employment agreements in order to attract the executives to the Company.

Impact of Accounting and Tax Treatment

Accounting Treatment:    The fair value of equity awards is established in accordance with the applicable accounting standards and the related compensation expense is one of the factors taken into consideration by the Compensation Committee in determining NEO and other employee stock-based awards as noted under “Individual Grant Determinations.”

Tax Treatment:    Under Section 162(m) of the Internal Revenue Service Code, Intevac receives a federal income tax deduction for compensation paid to our CEO and certain other NEOs only if the compensation paid to the individual executive is less than $1 million during any fiscal year or is “performance-based” as defined under Section 162(m). The Compensation Committee balances the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. For example, bonuses granted under the AIP and time-based RSUs awarded to our NEOs are not designed to qualify as “performance-based” for purposes of Section 162(m), which affords Intevac flexibility in designing the bonus structure best suited to Intevac’s goals.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent Intevac specifically incorporates it by reference into such filing.

The Compensation Committee oversees Intevac’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report is submitted by the members of the Compensation Committee.

John F. Schaefer (Chairman)

David S. Dury

Stanley J. Hill

Thomas M. Rohrs

2014 Summary Compensation Table

The following table presents information concerning the total compensation of Intevac’s President and CEO, the Chief Financial Officer, the interim Chief Financial Officer, the former Chief Financial Officer and each of the three most highly compensated officers at the end of the last fiscal year (the “NEOs”) for services rendered to Intevac in all capacities for the fiscal years ended January 3, 2015, December 31, 2013 and December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(10)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(11)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(12)	Total ($)
Wendell Blonigan(3),	2014	500,011	—	212,700	203,790	—	—	—	916,501
President and Chief Executive Officer	2013	221,159	—	—	505,553	250,000	—	2,000	987,712
	2012	—	—	—	—	—	—	—	—

James Moniz(4),	2014	42,405	—	180,500	166,716	34,125	—	—	423,746
Executive Vice President and Chief Financial Officer	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Charles Eddy(5),	2014	70,653	—	—	—	—	—	—	70,653
Interim Chief Financial Officer	2013	7,800	—	—	—	—	—	2,000	9,800
	2012	7,800	—	—	—	—	—	2,000	9,800

Jeffrey Andreson(6),	2014	222,707	—	278,875	118,878	—	—	44,737	665,197
Former Executive Vice President and Chief Financial Officer	2013	300,019	—	89,800	88,634	93,600	—	2,000	574,053
	2012	295,685	—	47,188	52,927	—	—	2,000	397,800

Andres Brugal(7),	2014	275,017	—	95,715	91,706	—	—	—	462,438
Executive Vice President and General Manager, Photonics	2013	275,018	—	56,125	55,851	74,250	—	2,000	463,244
	2012	264,440	—	41,200	186,600	50,000	—	2,000	544,240

Jay Cho(8),	2014	278,860	—	63,750	188,890	87,000	—	—	618,500
Executive Vice President and General Manager, Thin Film Equipment	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Christopher Smith(9),	2014	272,285	—	49,630	47,551	—	—	—	369,466
Vice President Business Development	2013	315,812	—	56,125	55,851	51,198	—	2,000	480,986
	2012	313,125	—	47,188	52,927	—	—	2,000	415,240

(1)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of time-based restricted stock units granted in fiscal 2014 and fiscal 2012 and performance-based restricted stock units granted in fiscal 2013 at the target level as determined pursuant to ASC 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2014 filed with the SEC on February 17, 2015.

(2)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of option awards granted in fiscal 2014, 2013 and 2012 as determined pursuant to ASC 718. The assumptions used to calculate the value of stock and option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2014 filed with the SEC on February 17, 2015.

(3)	Mr. Blonigan was hired on July 15, 2013.

(4)	Mr. Moniz was hired on November 3, 2014.

(5)	Mr. Eddy served as interim CFO from September 2014 through November 2014.

(6)	Mr. Andreson resigned as CFO on September 19, 2014. Mr. Andreson received a payout of accrued vacation upon termination of $44,737 which is included in all other compensation.

(7)	Mr. Brugal was hired on January 9, 2012.

(8)	Mr. Cho was hired on January 6, 2014.

(9)

In January 2014, the Company and Mr. Smith entered into an Executive Transition Plan and Agreement (the “Agreement”). Pursuant to the Agreement, Mr. Smith transitioned to the role of Vice President of Business Development and his salary was revised.

(10)

The amounts shown in this column represent the values of restricted stock unit awards granted during the year indicated, regardless of when earned. The value of restricted stock units granted during the first quarter of 2015 in connection with each NEO’s fiscal 2014 bonus are not included in this column because they were granted in 2015. Mr. Blonigan’s, Mr. Brugal’s and Mr. Smith’s 2014 AIP was settled with restricted stock units subject to a one-year vesting schedule. On February 6, 2015, Mr. Brugal and Mr. Smith were granted a restricted stock unit award covering 9,033 and 6,424 shares of Common Stock, respectively, with a grant date fair value of $61,875 and $44,000 respectively. On February 27, 2015 Mr. Blonigan was granted a restricted stock unit award covering 24,600 shares of Common Stock with a grant date fair value of $168,750. Because these restricted stock unit awards were granted in the first quarter of fiscal 2015, such awards will be disclosed in next year’s Summary Compensation Table as compensation for fiscal 2015.

(11)

The amounts shown in this column represent the value of cash bonuses earned during the year indicated and paid in the first quarter of the subsequent year, excluding the portion settled with restricted stock unit awards. As per Mr. Moniz’s employment letter, payment of $34,125 of his 2014 annual bonus was guaranteed. As per Mr. Cho’s employment letter, payment of $87,000 of his 2014 annual bonus was guaranteed. As per Mr. Blonigan’s employment letter, payment of $250,000 of his 2013 annual bonus was guaranteed. Except for Mr. Brugal, for whom payment of $50,000 of his 2012 annual bonus was guaranteed per his employment letter, none of the NEOs earned bonuses under Intevac’s AIP for services rendered in fiscal 2012.

(12)	Amounts in 2012 and 2013 include matching contributions we made under our tax-qualified 401(k) plan, which provides for broad-based employee participation.

Grants of Plan-Based Awards in 2014

The following table presents information concerning grants of plan-based awards to each of the NEOs during the fiscal year ended January 3, 2015.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(4)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Awards: Number of Shares of Stock or Units (2) (#)	All Other Option Awards: Number of Securities Underlying Options (2)(#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Wendell Blonigan	05/15/14 N/A	— 0	— 500,000	— 750,000	— 0	0 —	0 —	30,000 —	60,000 —	7.09 —	416,490 —
Jim Moniz	11/20/14 N/A	— 0	— 204,750	— 307,125	— 0	0 —	0 —	25,000 —	50,000 —	7.22 —	347,216 —
Charles Eddy	— N/A	— 0	— —	— —	— 0	0 —	0 —	0 —	0 —	N/A —	N/A —
Jeffrey Andreson	02/15/14	—	—	—	—	0	0	20,000	—	7.74	154,800
	05/15/14 N/A	— 0	— 195,000	— 292,500	— 0	0 —	0 —	17,500 —	35,000 —	7.09 —	242,953 —
Andres Brugal	05/15/14 N/A	— 0	— 165,000	— 247,500	— 0	0 —	0 —	13,500 —	27,000 —	7.09 —	187,421 —
Jay Cho	01/16/14 N/A	— 0	— 174,000	— 261,000	— 0	0 —	0 —	7,500 —	45,000 —	8.50 —	252,640 —
Christopher Smith	05/15/14 N/A	— 0	— 137,500	— 206,250	— 0	0 —	0 —	7,000 —	14,000 —	7.09 —	97,181 —

(1)

Reflects threshold, target and maximum target bonus amounts for fiscal 2014 performance under the AIP, as described in “Compensation Discussion and Analysis — Compensation Components.” 2014 AIP bonus are capped at a maximum of 150% times the Target Bonus.

(2)	Reflects awards granted under the 2012 Equity Incentive Plan.

(3)

Reflects the grant date fair value of each equity award computed in accordance with ASC 718. The assumptions used to calculate the value of option and stock awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2014 filed with the SEC on February 17, 2015.

(4)

Mr. Blonigan’s, Mr. Brugal’s and Mr. Smith’s 2014 AIP bonus amounts were paid through the grant of restricted stock units with a one-year vesting schedule. On February 6, 2015 Mr. Brugal and Mr. Smith were granted a restricted stock unit award covering 9,033 and 6,424 shares of Common Stock, respectively, with a grant date fair value of $61,875 and $44,000 respectively. On February 27, 2015 Mr. Blonigan was granted a restricted stock unit award covering 24,600 shares of Common Stock with a grant date fair value of $168,750.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table shows all outstanding option and stock awards held by each of the NEOs at the end of fiscal 2014.

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
Wendell Blonigan	36,250 —	108,750 60,000	(3) (4)	— —	6.55 7.09	07/15/2020 05/15/2021	— 30,000	(5)	— 221,400	— —		— —
James Moniz	—	50,000	(6)	—	7.22	11/20/2021	25,000	(7)	184,500	—		—
Charles Eddy	2,381	4,762	(8)	—	6.54	08/06/2018	—		—	—		—
Andres Brugal	20,000 5,750 —	20,000 17,250 27,000	(9) (10) (12)	— — —	8.24 4.49 7.09	01/19/2019 05/09/2020 05/15/2021	— — 13,500	(13)	— — 99,630	— 11,782 —	(11)	— 86,951 —
Jay Cho	—	45,000	(14)	—	8.50	01/16/2021	7,500	(15)	55,350	—		—
Christopher Smith	50,000 18,750 6,250 5,750 —	— 6,250 6,250 17,250 14,000	(16) (17) (10) (20)	— — — — —	9.12 11.33 7.55 4.49 7.09	09/16/2017 05/19/2018 06/21/2019 05/09/2020 05/15/2021	— — 3,125 — 7,000	(18) (21)	— — 23,063 — 51,660	— — — 6,250 —	(19)	— — — 46,125 —

(1)	Reflects options and RSUs granted under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan.

(2)	Reflects the fair value of outstanding stock awards as of January 3, 2015 at the closing market price of $7.38 per share.

(3)	Assuming continued employment with Intevac, 36,250 shares will become exercisable on July 15 of each 2015, 2016 and 2017.

(4)	Assuming continued employment with Intevac, 15,000 shares will become exercisable on May 15 of each of 2015, 2016, 2017 and 2018.

(5)	Assuming continued employment with Intevac, 7,500 shares will vest on May 15 of each of 2015, 2016, 2017 and 2018.

(6)	Assuming continued employment with Intevac, 12,500 shares will become exercisable on November 20 of each of 2015, 2016, 2017 and 2018.

(7)	Assuming continued employment with Intevac, 6,250 shares will vest on February 15 of each of 2016, 2017, 2018 and 2019.

(8)	Assuming continued employment with Intevac, 2,381 shares will become exercisable on August 6 of each of 2015 and 2016.

(9)	10,000 shares became exercisable on January 19, 2015. Assuming continued employment with Intevac, 10,000 shares will become exercisable on January 19, 2016

(10)	Assuming continued employment with Intevac, 5,750 shares will become exercisable on May 9 of each of 2015, 2016 and 2017.

(11)

The performance shares were granted on May 9, 2013. Provided specified performance goals are achieved and assuming continued employment with Intevac the performance shares which were issued in two equal tranches were scheduled to vest on May 9 of each of 2016 and 2017. As of February 6, 2015, the performance period for Tranche 1 has been completed and a total of 5,532 shares are eligible to vest. The performance period for second tranche has not been completed. The target amount of 6,250 shares is reported in the table for Tranche 2, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.

(12)	Assuming continued employment with Intevac, 6,750 shares will become exercisable on May 15 of each of 2015, 2016, 2017 and 2018.

(13)	Assuming continued employment with Intevac, 3,375 shares will vest on May 15 of each of 2015, 2016, 2017 and 2018.

(14)	11,250 shares became exercisable on January 16, 2015 Assuming continued employment with Intevac, 11,250 shares will become exercisable on January 16 of each of 2016, 2017 and 2018.

(15)	1,875 shares vested on February 15, 2015 Assuming continued employment with Intevac, 1,875 shares will vest on February 15 of each of 2016, 2017 and 2018.

(16)	Assuming continued employment with Intevac, 6,250 shares will become exercisable on May 19, 2015.

(17)	Assuming continued employment with Intevac, 3,125 shares will become exercisable on June 21 of each of 2015 and 2016.

(18)	Assuming continued employment with Intevac, 1,563 shares will vest on June 21, 2015 and 1,562 shares will vest on June 21, 2016.

(19)

The performance shares were granted on May 9, 2013. Provided specified performance goals are achieved and assuming continued employment with Intevac the performance shares which were issued in two equal tranches were scheduled to vest on May 9 of each of 2016 and 2017. As of February 6, 2015, the performance period for Tranche 1 has been completed, the threshold was not met and a total of 0 shares are eligible to vest. The performance period for the second tranche has not been completed. The target amount of 6,250 shares is reported in the table for Tranche 2, and the actual number of shares that may vest ranges from 0% to 150% of the target amount, depending on achievement of specified performance goals.

(20)	Assuming continued employment with Intevac, 3,500 shares will become exercisable on May 15 of each of 2015, 2016, 2017 and 2018.

(21)	Assuming continued employment with Intevac, 1,750 shares will vest on May 15 of each of 2015, 2016, 2017 and 2018.

Option Exercises and Stock Vested in 2014

The following table shows all stock options exercised and value realized upon exercise, and all stock awards that vested and the value realized upon vesting, for each NEO during fiscal 2014.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Wendell Blonigan	—	—	—	—
James Moniz	—	—	—	—
Charles Eddy	—	—	—	—
Jeffrey Andreson	25,000	97,750	1,563	11,082
Andres Brugal	—	—	2,500	22,000
Jay Cho	—	—	—	—
Christopher Smith	—	—	1,563	11,082

(1)

Of the amounts show in this column, Intevac withheld the following number of shares to cover tax withholding obligations: 508 shares for Mr. Andreson; 967 shares for Mr. Brugal and 508 shares for Mr. Smith.

(2)	The value realized equals the fair market value of Intevac common stock on the vesting date, multiplied by the number of shares that vested.

Potential Payments upon Termination or Change in Control

Severance Agreements

The Company entered into a severance agreement with Mr. Blonigan when he was hired in June 2013. The agreement terminates on the termination of Mr. Blonigan’s employment with the Company. If the Company terminates Mr. Blonigan’s employment for a reason other than cause (as such term is defined in the severance agreement) or if Mr. Blonigan resigns for good reason (as such term is defined in the agreement), Mr. Blonigan will receive as severance from the Company: (i) continuing payments of his base salary in effect on the date of the his termination for twelve months from the date of such termination, plus (ii) continuing payments of $2,000 per month for twelve months from the date of such termination. The receipt of severance under the agreement is contingent upon: (i) Mr. Blonigan signing and not revoking a release of claims in favor of the Company, and (ii) Mr. Blonigan continued compliance with the terms of his confidentiality agreement entered into with the Company.

In January 2013 the Company entered into a severance agreement with each of Mr. Andreson, Mr. Brugal and Mr. Smith. Mr. Andreson’s severance agreement terminated upon his departure from the Company, and he did not receive any benefits under such agreement. Mr. Brugal’s and Mr. Smith’s severance agreements had a term of two years which expired on January 7, 2015 and were not renewed. The severance agreements were intended to provide a level of transition assistance in the event of a qualifying involuntary termination of employment. Each severance agreement provided that if the Company terminated the executive’s employment for a reason other than cause (as defined in the severance agreement) or if the executive resigned for good reason (as defined in the severance agreement), the executive would receive as severance from the Company: (i) continuing payments of executive’s base salary in effect on the date of executive’s termination, payable for twelve months from the date of such termination, plus (ii) continuing payments of $2,000 per month for twelve months from the date of such termination. The Company does not intend to enter into new severance agreements.

Change in Control Agreements

Pursuant to their hiring, the Company entered into a change of control agreement with both Mr. Cho in December 2013 and with Mr. Moniz in October 2014. As per the terms of the agreements, if within twelve months following a change in control, the Company terminates the executive’s employment for a reason other than cause (as such term is defined in the change in control agreement) or if the executive resigns for good reason (as such term is defined in the change in control agreement), the executive will receive severance from the Company in the amount of twelve months of the executive’s base salary in effect on the date of the executive’s termination, payable at the Company’s discretion either in a lump sum or at equal intervals over a period of time not longer than twelve months. In addition, all stock options and restricted stock units held by the executive shall have their vesting fully accelerated. The receipt of severance under the change in control agreement is contingent upon the executive signing and not revoking a release of claims in favor of the Company. Mr. Cho’s and Mr. Moniz’s change in control agreements expire upon the termination of their employment with the Company. The Company has not entered into change in control agreements with any other executives.

Excise Tax.

Under each of the Company’s severance and change of control agreements in the event the severance payments and other benefits payable to an executive constitute “parachute payments” under Section 280G of the U.S. Internal Revenue Code and would be subject to the applicable excise tax, then the executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by executive on an after-tax basis of the greatest amount of benefits.

Change in Control Acceleration

In the event of a change in control (as defined in Mr. Blonigan’s offer letter) Mr. Blonigan will fully vest in and, if applicable, have the right to exercise, all of Mr. Blonigan’s then-outstanding Company equity awards and, with respect to Company equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

In the event of termination after a change in control (as defined in Mr. Cho’s and Mr. Moniz’s change of control agreements), then Mr. Cho and Mr. Moniz will fully vest in and, if applicable, have the right to exercise, all of Mr. Cho’s and Mr. Moniz’s then-outstanding Company equity awards and, with respect to Company equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

Estimated Payments Pursuant to Severance and Change in Control Agreements

The following table estimates potential payments upon termination as if our NEOs had terminated on January 3, 2015, in connection with a change in control or other termination covered by the severance and change in control agreements and potential payments relating to the changed vesting schedule of outstanding equity awards under our 2012 Equity Incentive Plan in connection with a change in control. The table reflects termination scenarios covered by the various agreements and the benefits receivable thereunder, as well as under our equity plans. The closing market price per share of our common stock on January 3, 2015 was $7.38.

Name of Executive Officer	Termination Without Cause or Resignation for Good Reason ($)	Change in Control With Qualifying Termination ($)	Change in Control Without Termination ($)
Base Salary
Wendell Blonigan	500,000	500,000	—
James Moniz	—	315,000	—
Andres Brugal(1)	275,000	—	—
Jay Cho	—	290,000	—
Christopher Smith(1)	275,000	—	—
Annual Cash Incentive
Wendell Blonigan	—	—	—
James Moniz	—	—	—
Andres Brugal	—	—	—
Jay Cho	—	—	—
Christopher Smith	—	—	—
Health Coverage
Wendell Blonigan	24,000	24,000	—
James Moniz	—	—	—
Andres Brugal	24,000	—	—
Jay Cho	—	—	—
Christopher Smith	24,000	—	—
Acceleration Of Equity Awards
Wendell Blonigan	—	330,513	330,513
James Moniz	—	192,500	—
Andres Brugal	—	—	—
Jay Cho	—	55,350	—
Christopher Smith	—	—	—
Total
Wendell Blonigan	524,000	854,513	330,513
James Moniz	—	507,500	—
Andres Brugal	299,000	—	—
Jay Cho	—	345,350	—
Christopher Smith	299,000	—	—

(1)	Mr. Brugal’s and Mr. Smith’s severance agreements expired on January 7, 2015 and were not renewed.

Equity Incentive Plans

Under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, all unvested options and RSUs vest in full and performance-based awards would be deemed achieved at 100% of target upon an acquisition of Intevac by merger or asset sale, unless the option or award is assumed by the acquiring entity.

The Board or its Compensation Committee, as administrator of the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, has the authority to provide for the accelerated vesting of any or all outstanding options under the 2012 Equity Incentive Plan and the 2004 Equity Incentive Plan, including options held by our directors and executive officers, under such circumstances and at such times as the Compensation Committee deems appropriate, including in the event of termination of the executive or a Change in Control of Intevac.

Compensation of Directors

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the members of the Company’s Board for the fiscal year ended January 3, 2015, other than Wendell Blonigan, whose compensation is set forth under the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(5)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Matthew A. Drapkin	45,000	51,590	37,766	(3)	—	—	—		134,356
David S. Dury	59,000	51,590	37,766	(3)	—	—	—		148,386
Stanley J. Hill	45,000	51,590	37,766	(3)	—	—	—		134,356
Marc T. Giles(6)	28,125	—	49,383	(4)	—	—	—		77,508
Norman H. Pond	—	51,590	37,766	(3)	—	—	149,310	(7)	238,666
Thomas M. Rohrs	45,000	51,590	37,766	(3)	—	—	—		134,356
John F. Schaefer	50,000	51,590	37,766	(3)	—	—	—		139,356
Ping Yang	50,000	51,590	37,766	(3)	—	—	—		139,356

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are grant date fair value of awards granted during fiscal 2014 as determined pursuant to ASC 718. The assumptions used to calculate the value of option awards are set forth under Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2014 filed with the SEC on February 17, 2015.

(2)

Reflects the fair value as of the grant date: $51,590 for a stock award to receive 7,000 shares of common stock made on May 29, 2014. Mr. Dury, Mr. Drapkin, Mr. Hill, Mr. Pond, Mr. Rohrs, Mr. Schaefer, and Dr. Yang each had 7,000 restricted stock units outstanding at the end of fiscal 2014.

(3)	Reflects the fair value as of the grant date: $37,766 for a stock option grant to purchase 14,000 shares of common stock made on May 29, 2014 at an exercise price of $7.37 per share

(4)	Reflects the fair value as of the grant date: $49,383 for a stock option grant to purchase 18,000 shares of common stock made on May 15, 2014 at an exercise price of $7.09 per share.

(5)

The directors had options to purchase the following shares of common stock outstanding at January 3, 2015: Mr. Drapkin: 32,000 shares; Mr. Dury: 105,500 shares; Mr. Giles: 18,000 shares: Mr. Hill: 113,500 shares; Mr. Pond: 241,500 shares; Mr. Rohrs: 70,000 shares; Mr. Schaefer: 70,000 shares, and Dr. Yang: 125,500 shares.

(6)	Mr. Giles: joined the Board on May 11, 2014.

(7)

As an executive officer of Intevac, the Chairman of the Board, Mr. Pond received a salary of $149,310 for fiscal 2014. Mr. Pond is resigning as an employee of Intevac, although not as a director, effective as of the date of the Company’s 2015 annual meeting.

Standard Director Compensation Arrangements

Intevac uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Compensation Committee of the Board conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board.

In reviewing director compensation, the Compensation Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2012 Equity Incentive Plan. Any change in director compensation is approved by the Board.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board and its various committees. During 2014, each of Intevac’s non-employee directors received a cash payment of $11,250 per quarter for serving as a director; and Intevac’s Lead Director received an additional cash payment of $1,875 per quarter for serving as the Lead Director. In addition, the Audit Committee Chair received an annual cash payment of $6,500 for serving as the Audit Committee Chair, and the Compensation and Nominating and Governance Committee Chairs received annual cash payments of $5,000 for serving as chairs of those respective committees. Directors do not receive cash compensation for attending meetings of the Board.

Equity Compensation

Our non-employee directors are eligible to receive grants of options to purchase shares of our common stock pursuant to our 2012 Equity Incentive Plan when and as determined by our Board. During fiscal 2014, Mr. Drapkin, Mr. Dury, Mr. Hill, Mr. Pond, Mr. Rohrs, Mr. Schaefer and Dr. Yang each received an option to purchase 14,000 shares and a grant of 7,000 time-based RSUs under the 2012 Equity Incentive Plan. Mr. Giles received an option to purchase 18,000 shares under the 2012 Equity Incentive Plan representing a one-time grant for being appointed to the Board.

During 2014, the Board established minimum ownership guidelines for Company common stock for directors. Directors must own stock in the Company of at least three times the annual retainer paid to independent directors (exclusive of any compensation for committee service such as meeting fees and leadership roles.) The ownership level must be initially achieved by the later of December 31, 2017 or by December 31 in the fourth year after the director is first elected. These ownership guidelines are applicable to all directors of the Company. In the event that a director also serves as an executive officer of the Company, the director will be subject to the same level of requirements as all directors.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or committee meetings and for participating in Board-related activities paid or reimbursed by Intevac.

Equity Compensation Plan Information

The following table summarizes the number of outstanding shares underlying options granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans at January 3, 2015.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
			(1)
Equity compensation plans approved by security holders(2)	2,935,364	$8.26	1,950,457
Equity compensation plans not approved by security holders	—	$—	—

Total	2,935,364	$8.26	1,950,457

(1)	Excludes securities reflected in column (a).

(2)	Included in the column (c) amount are 399,730 shares available for future issuance under our 2003 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2015, for each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, each of the NEOs in the 2014 Summary Compensation Table on page 36, each of our directors, and all directors and executive officers of Intevac as a group.

	Total Number of Shares(2)	Common Stock	Rights to Acquire(3)	Percentage Beneficially Owned(4)
Principal Stockholders, Executive Officers and Directors(1)
5% Stockholders:
First Eagle Investment Management, LLC(5)	3,705,186	3,705,186	—	16.1%
T. Rowe Price Associates, Inc.(6)	3,607,030	3,607,030	—	15.6%
Becker Drapkin Stockholder Group(7)	2,262,972	2,262,972	—	9.9%
Royce and Associates.(8)	1,685,260	1,685,260	—	7.3%
BlackRock, Inc.(9)	1,582,306	1,582,306	—	6.7%
FMR LLC.(10)	1,305,257	1,305,257	—	5.7%
NEOs:
Wendell Blonigan	58,750	—	58,750	*
James Moniz	—	—	—	*
Charles Eddy	2,381	—	2,381	*
Jeffrey Andreson	33,948	33,948	—	*
Andres Brugal	56,625	5,000	51,625	*
Jay Cho	15,306	4,056	11,250	*
Christopher Smith	125,156	27,156	98,000	*
Directors:
Norman H. Pond(11)	911,328	762,828	148,500	3.9%
Matthew A. Drapkin(7),(12)	2,292,972	2,262,972	30,000	9.8%
David S. Dury(13)	195,500	83,000	112,500	*
Marc T. Giles	19,000	10,000	9,000	*
Stanley J. Hill(14)	189,500	67,000	122,500	*
Thomas M. Rohrs	84,000	7,000	77,000	*
John F. Schaefer	94,883	17,883	77,000	*
Ping Yang	139,500	7,000	132,500	*
All directors and executive officers as a group (14 persons)	4,306,254	3,256,347	1,049,907	18.7%

*	Less than 1%

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, CA 95054.

(2)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)

Includes any shares over which the individual or entity has the right to acquire within 60 days of March 31, 2015, through the exercise of any vested stock option and the vesting of performance shares and restricted stock units.

(4)	The total number of shares of Common Stock outstanding was 23,075,364 as of March 31, 2015.

(5)

The address of First Eagle Investment Management, LLC is 1345 Avenue of the Americas, New York, NY 10105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 29, 2015.

(6)

These securities are owned by various individual investors and institutional investors, including T. Rowe Price New Horizons Fund, Inc. (which owns 1,452,000 shares, representing 6.3% of the shares outstanding), for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment advisor with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act of 1934, Price Associates is deemed to be beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 10, 2015.

(7)

Represents Common Stock directly beneficially owned by Becker Drapkin Partners (QP), L.P. (1,652,022 shares), Becker Drapkin Partners, L.P. (256,384 shares) and Common Stock directly held by a managed account on behalf of an investment advisory client of Becker Drapkin Management, L.P. (354,566 shares).

(8)

The address of Royce and Associates, LLC is 745 Fifth Avenue, New York, NY 10151. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 13, 2015.

(9)

The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 29, 2015.

(10)	The address of FMR LLC is 245 Summer Street, Boston, MA 02210. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 13, 2015.

(11)	Includes 710,045 shares that Mr. Pond holds indirectly through various trusts with his spouse, 38,144 shares held in a limited partnership of which Mr. Pond is the general partner.

(12)	Includes 2,262,972 shares deemed beneficially owned indirectly by Mr. Drapkin who is Co-Managing Member of Becker Drapkin, L.P.

(13)	Includes 66,000 shares that Mr. Dury holds indirectly through a trust with his spouse.

(14)	Includes 67,000 shares that Mr. Hill holds indirectly through a trust with his spouse.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics and our Director Code of Ethics and the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance in writing any proposed related person transactions. The most significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Related Person Transactions

We did not enter into any transactions, and no relationships existed during the fiscal year ending January 3, 2015, which are required to be disclosed pursuant to Item 404 of Regulation  S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership on Form 3, and reports of changes in ownership on Form 4 or Form 5, of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Intevac with copies of all Section 16(a) forms they file.

Based solely upon review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended January 3, 2015, our officers, directors and holders of more than ten percent of our Common Stock complied with all Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Intevac’s management and the independent registered public accounting firm and their activities with respect to Intevac’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with Grant Thornton LLP and management;

•

discussed with Grant Thornton LLP, Intevac’s independent public accountants, the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

received from Grant Thornton LLP the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton LLP their independence; and

•	considered whether the provision of services covered by Principal Accountant Fees and Services is compatible with maintaining the independence of Grant Thornton LLP.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in Intevac’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

David S. Dury (Chairman)

Marc T. Giles

Thomas M. Rohrs

Ping Yang

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer,

Treasurer and Secretary

April 30, 2015

Appendix A

INTEVAC, INC.

2003 EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED, APRIL 2015

The following constitute the provisions of the 2003 Employee Stock Purchase Plan of Intevac, Inc. Capitalized terms used herein shall have the meanings assigned to such terms in the attached Appendix.

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.

2. Eligibility.

(a) Offering Periods. Any individual who is an Employee as of the Enrollment Date of any Offering Period under this Plan shall be eligible to participate in such Offering Period, subject to the requirements of Section 4. Additionally, provided that an individual is an Employee as of a Semi-Annual Entry Date within an Offering Period, such individual may enter such Offering Period on such Semi-Annual Entry Date.

(b) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted a purchase right under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such purchase right is granted) for each calendar year in which such purchase right is outstanding at any time.

3. Offering Periods. The Plan shall be implemented by a series of successive Offering Periods, with such succession continuing thereafter until (i) the maximum number of shares of Common Stock available for issuance under the Plan have been purchased, or (ii) terminated in accordance with Section 19. Each new Offering Period shall commence on such date as determined by the Administrator; provided, however, that the first Offering Period shall commence on the first Trading Day on or after August 1, 2003. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, except as provided in Section 23.

4. Participation.

(a) First Purchase Interval in the Offering Period. An Employee who is eligible to participate in the Plan pursuant to Section 2 shall be entitled to participate in the first Purchase Interval in the first Offering Period only if such individual submits to the Company’s payroll office (or its designee), a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose (i) no earlier than the effective date of the Form S-8 registration statement with respect to the issuance of Common Stock under this Plan and (ii) no later than five (5) business days from the effective date of such S-8 registration statement (the “Enrollment Window”). An eligible Employee’s failure to submit the subscription agreement during the Enrollment Window shall result in the automatic termination of such individual’s participation in the Offering Period.

(b) Subsequent Purchase Intervals and Offering Periods. An Employee who is eligible to participate in the Plan pursuant to Section 2 may become a participant by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Enrollment Date or Semi-Annual Entry Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

5. Payroll Deductions.

(a) For Offering Periods beginning on or after February 1, 2012, at the time a participant enrolls in the Plan pursuant to Section 4, he or she shall elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each such payday; provided, that should a payday occur on a Purchase Date, a participant shall have the payroll deductions made on such payday applied to his or her account under the new Offering Period or Purchase Interval, as the case may be. A participant’s subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 9.

(b) Payroll deductions authorized by a participant shall commence on the first payday following the Entry Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 9; provided, however, that for the first Offering Period, payroll deductions shall commence on the first payday on or following the end of the Enrollment Window.

(c) All payroll deductions made for a participant shall be credited to his or her account under the Plan and shall be withheld in whole percentages only. A participant may not make any additional payments into such account.

(d) A participant may (i) discontinue his or her participation in the Plan as provided in Section 9, (ii) increase the rate of his or her payroll deductions once during each Purchase Interval, and (iii) decrease the rate of his or her payroll deductions once during each Purchase Interval by (x) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Purchase Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (y) following an electronic or other procedure prescribed by the Administrator. If a participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions shall continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 9). The Administrator may, in its sole discretion, change or institute any limit as to the nature and/or number of payroll deduction rate changes that may be made by participants during any Offering Period. Any change in payroll deduction rate made pursuant to this Section 5(d) shall be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).

(e) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 2(b), a participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Interval. Payroll deductions shall recommence at the rate originally elected by the participant effective as of the beginning of the first Purchase Interval which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 9.

(f) At the time the purchase right is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the purchase right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

6. Grant of Purchase Right. On the Enrollment Date of each Offering Period, or the Semi-Annual Entry Date of each Offering Period for each Employee who entered such Offering Period on a Semi-Annual Entry Date, each Employee participating in such Offering Period shall be granted a purchase right to purchase on each Purchase Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such participant’s payroll deductions accumulated prior to such Purchase Date and retained in the participant’s account as of the Purchase Date by the applicable Purchase Price; provided that for Offering Periods beginning on or after February 1, 2012, in no event shall a participant be permitted to purchase during each Purchase Interval more than 2,500 shares of Common Stock (subject to any adjustment pursuant to Section 18), and provided further that such purchase shall be subject to the limitations set forth in Sections 2(b) and 8. The Employee may accept the grant of such purchase right by electing to participate in the Plan in accordance with the requirements of Section 4. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a participant may purchase during each Purchase Interval of such Offering Period. Exercise of the purchase right shall occur as provided in Section 7, unless the participant has withdrawn pursuant to Section 9. The purchase right shall expire on the last day of the Offering Period.

7. Exercise of Purchase Right.

(a) Unless a participant withdraws from the Plan as provided in Section 9, his or her purchase right for the purchase of shares of Common Stock shall be exercised automatically on the Purchase Date, and the maximum number of full shares subject to purchase right shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares of Common Stock shall be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be retained in the participant’s account for the subsequent Purchase Interval or Offering Period, subject to earlier withdrawal by the participant as provided in Section 9. Any other funds left over in a participant’s account after the Purchase Date shall be returned to the participant. During a participant’s lifetime, a participant’s purchase right to purchase shares hereunder is exercisable only by him or her.

(b) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Purchase Date, the number of shares of Common Stock with respect to which purchase rights are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on an Entry Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Purchase Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and continue the Offering Period then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Entry Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all participants exercising purchase rights to purchase Common Stock on such Purchase Date, and terminate the Offering Period then in effect pursuant to Section 19. The Company may make pro rata allocation of the shares of Common Stock available on the Entry Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s shareholders subsequent to such Entry Date.

8. Delivery. As soon as administratively practicable after each Purchase Date on which a purchase of shares of Common Stock occurs, the Company shall arrange the delivery to each participant, the shares purchased upon exercise of his or her purchase right in a form determined by the Administrator (in its sole discretion). No participant shall have any voting, dividend, or other shareholder rights with respect to shares of Common Stock subject to any purchase right granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 8.

9. Withdrawal.

(a) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her purchase right under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as promptly as practicable after the effective date of his or her withdrawal and such participant’s purchase right for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for the Purchase Interval then in progress and, unless the Employee again enrolls in the Plan in accordance with Section 4, no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any future Purchase Interval in that Offering Period or in the succeeding Offering Period unless the Employee re-enrolls in the Plan in accordance with the provisions of Section 4.

(b) A participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the participant withdraws.

10. Termination of Employment. In the event a participant ceases to be an Employee of an Employer, his or her purchase right shall immediately expire and any payroll deductions credited to such participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and such participant’s purchase right shall be automatically terminated.

11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

12. Stock.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 3,150,000 shares plus any shares which have been reserved but not issued under the Company’s 1995 Employee Stock Purchase Plan as of the date of its termination.

(b) Shares of Common Stock to be delivered to a participant under the Plan shall be registered in the name of the participant or in the name of the participant and his or her spouse.

13. Administration. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

14. Designation of Beneficiary.

(a) A participant may designate a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to an

Purchase Date on which the purchase right is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to exercise of the purchase right. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c) All beneficiary designations under this Section 14 shall be made in such form and manner as the Administrator may prescribe from time to time.

15. Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of a purchase right or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 9.

16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant shall only have the rights of an unsecured creditor with respect to such shares.

17. Reports. Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

18. Adjustments, Dissolution, Liquidation, Merger or Change of Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust the number and class of Common Stock which may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each purchase right under the Plan which has not yet been exercised, and the numerical limits of Section 6.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Purchase Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

(c) Merger or Change of Control. In the event of a merger of the Company with or into another corporation or a Change of Control, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the purchase right, the Purchase Interval then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and the Offering Period then in progress shall end on the New Purchase Date. The New Purchase Date shall be before the date of the Company’s proposed merger or Change of Control. The Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Purchase Date, that the Purchase Date for the participant’s purchase right has been changed to the New Purchase Date and that the participant’s purchase right shall be exercised automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 9.

19. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect purchase rights previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on any Purchase Date if the Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any purchase right theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b) Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to a purchase right under the Plan unless the exercise of such purchase right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, the Exchange Act and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of a purchase right, the Company may require the person exercising such purchase right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect until terminated pursuant to Section 19.

23. Automatic Transfer to Low Price Offering Period. To the extent permitted by any applicable laws, regulations, or stock exchange rules if the Fair Market Value of the Common Stock on any Purchase Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Enrollment Date of such Offering Period, then all participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their purchase right on such Purchase Date and automatically re-enrolled in the immediately following Offering Period and the current Offering Period shall automatically terminate after such purchase of shares on the Purchase Date. The Administrator may shorten the duration of such new Offering Period within five (5) business days following the start date of such new Offering Period.

APPENDIX

The following definitions shall be in effect under the Plan:

Definitions.

(a) “Administrator” means the Board or any committee thereof designated by the Board in accordance with Section 13.

(b) “Board” means the Board of Directors of the Company.

(c) “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) The consummation of a merger or consolidation of the Company, with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(iv) A change in the composition of the Board, as a result of which fewer than a majority of the Directors are Incumbent Directors. “Incumbent Directors” means Directors who either (A) are Directors as of the effective date of the Plan (pursuant to Section 22), or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Intevac, Inc., a California corporation.

(g) “Compensation” means an Employee’s base straight time gross earnings, but exclusive of payments for commissions, overtime, shift premium and other compensation.

(h) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(i) “Director” means a member of the Board.

(j) “Employee” means any individual who is a common law employee of an Employer and is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(k) “Employer” means any one or all of the Company and its Designated Subsidiaries.

(l) “Enrollment Date” means the first Trading Day of each Offering Period.

(m) “Entry Date” means the Enrollment Date or Semi-Annual Entry Date on which an individual becomes a participant in the Plan.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable, or;

(iii) In the absence of an established market for the Common Stock, its Fair Market Value shall be determined in good faith by the Administrator.

(p) “Offering Periods” means the successive periods of approximately twenty-four (24) months, each comprised of one or more successive Purchase Intervals. The duration and timing of Offering Periods may be changed pursuant to Section 3 of this Plan.

(q) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r) “Plan” means this 2003 Employee Stock Purchase Plan.

(s) “Purchase Date” means the last Trading Day in January and July of each year. The first Purchase Date under the Plan shall be January 30, 2004.

(t) “Purchase Interval” shall mean the approximately six (6) month period running from the first Trading Day in February of each year through the last Trading Day in July of each year or from the first Trading Day in August of each year through the last Trading Day in January of the following year. However, the initial Purchase Interval shall commence on the Enrollment Date of the first Offering Period and end on the last Trading Day in January 2004.

(u) “Purchase Price” means, for each participant, an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on (i) the Participant’s Entry Date into that Offering Period, or (ii) on the Purchase Date, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 19.

(v) “Semi-Annual Entry Date” means the first Trading Day of each Purchase Interval provided that such Trading Day is not an Enrollment Date.

(w) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

(x) “Trading Day” means a day on which the U.S. national stock exchanges and the Nasdaq System are open for trading.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 021NEB 1 U PX + Annual Meeting Proxy Card . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IMPORTANT ANNUAL MEETING INFORMATION A For Against Abstain 2. Proposal to approve an amendment to increase the maximum number of shares of Common Stock authorized for issuance under the Company’s 2003 Employee Stock Purchase Plan by 300,000 shares: 4. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof. For Against Abstain 3. Proposal to ratify the appointment of Grant Thornton LLP as independent public accountants of Intevac for the fiscal year ending January 2, 2016: Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 01 - Norman H. Pond 04 - Matthew A. Drapkin 07 - Thomas M. Rohrs 02 - Wendell T. Blonigan 05 - David S. Dury 08 - John F. Schaefer 03 - James P. Benham 06 - Marc T. Giles 1. Election of Directors: For Withhold For Withhold IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1234 5678 9012 345 MMMMMMM 2 3 2 8 5 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Daylight time on June 3, 2015. Vote by Internet • Log on to the Internet and go to www.investorvote.com/IVAC • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Wendell Blonigan and James Moniz, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Stockholders on June 4, 2015, and at any adjournments or postponements thereof, as follows on the reverse side. The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposals 2 and 3. This Proxy will be voted as directed, or, if no direction is indicated, the proxy will be voted FOR each of the proposals and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxy — Intevac, Inc. Change of Address — Please print your new address below. Comments — Please print your comments below. C Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. + + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.